Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock of
NATIONAL HOLDINGS CORPORATION
at
$3.25 per Share
by
B. Riley Principal Merger Corp. III,
a wholly owned subsidiary of

B. RILEY FINANCIAL, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 25, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 24, 2021), UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of January 10, 2021 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among National Holdings Corporation, a Delaware corporation (“NHLD”), B. Riley Financial, Inc., a Delaware corporation (“BRF”), and B. Riley Principal Merger Corp. III, a Delaware corporation and a wholly owned subsidiary of BRF (“Purchaser”). Purchaser is offering to purchase all of the shares of common stock, par value $0.02 per share (the “Shares”), of NHLD that are issued and outstanding at a price of $3.25 per Share, to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will merge with and into NHLD (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with NHLD continuing as the surviving corporation (the “Surviving Corporation”) as a wholly owned subsidiary of BRF. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by BRF or its subsidiaries, NHLD or its subsidiaries or the stockholders of NHLD who properly demand appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger as described in Section 21 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”), will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. Following the Effective Time, Shares owned by BRF, NHLD and their respective subsidiaries will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF NHLD UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

The Board of Directors of NHLD (the “NHLD Board”) established a special committee represented by its own independent legal counsel and its own independent financial advisor (the “Special Committee”) to review, evaluate, negotiate, recommend or not recommend the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. At the meeting of the Special Committee on January 10, 2021, the Special Committee unanimously recommended that the NHLD Board approve and declare advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

At the meeting of the NHLD Board on January 10, 2021, acting on the recommendation of the Special Committee, the NHLD Board unanimously (i) approved and declared advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by NHLD of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of NHLD (other than BRF and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) resolved to take all actions necessary so that restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable laws with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer. The recommendation of the NHLD Board can be found in NHLD’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed by NHLD and mailed together with this Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on February 25, 2021 (one minute after 11:59 P.M., New York City time, on February 24, 2021) (the “Expiration Date,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire) that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Date) that would represent at least a majority of the Shares outstanding at the Expiration Date that are not owned by (a) BRF, its subsidiaries and BRF’s directors and executive officers or (b) the current Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of NHLD, (ii) the Merger Agreement having not been terminated in accordance with its terms, and (iii) other customary conditions as described in this Offer to Purchase. See Section 19 — “Offer Conditions.” As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, BRF, Purchaser and NHLD will cause the Merger to become effective without a meeting of the stockholders of NHLD pursuant to Section 251(h) of the DGCL.

A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022

January 27, 2021

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., a federally chartered trust company, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

The Letter of Transmittal, the certificate for the Shares (if not held in book-entry form) and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York City time, on February 25, 2021 (one minute after 11:59 P.M., New York City time, on February 24, 2021), unless extended).

*****

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to Innisfree M&A Incorporated, which is acting as the Information Agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials, including the Schedule 14D-9, may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

Securities Sought:

All of the shares of common stock, par value $0.02 per share (the “Common Stock”), of National Holdings Corporation, a Delaware corporation (“NHLD”), that are issued and outstanding (the “Shares”) that are not owned by B. Riley Financial, Inc., a Delaware corporation (“BRF”), and its subsidiaries. See “Introduction” and Section 9 — “Terms of the Offer.”

Price Offered Per Share:	$3.25 per Share, to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes. See “Introduction” and Section 9 — “Terms of the Offer.”
Scheduled Expiration Date:

12:00 midnight, New York City time, on February 25, 2021 (one minute after 11:59 P.M., New York City time, on February 24, 2021), unless the Offer (as defined below) is extended. See Section 9 — “Terms of the Offer” and Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”

Purchaser:	B. Riley Principal Merger Corp. III, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of BRF. See Section 16 — “Certain Information Concerning Purchaser and BRF.”
NHLD Board Recommendation:

The board of directors of NHLD (the “NHLD Board”), acting on the recommendation of the Special Committee (as defined below), has unanimously (i) approved and declared advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by NHLD of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of NHLD (other than BRF and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) resolved to take all actions necessary so that restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable laws with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (v) agreed and authorized that the Merger be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and consummated as soon as practicable following the consummation of the Offer. See Section 4 — “The Recommendation of the Board of Directors of NHLD.”

The following are some questions that you, as a stockholder of NHLD, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

•        We are a wholly owned subsidiary of BRF. See “Introduction” and Section 16 — “Certain Information Concerning Purchaser and BRF.”

How many Shares are you offering to purchase in the Offer?

•        We are making the Offer to purchase all Shares that are not Shares held by BRF or any of its subsidiaries on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 9 — “Terms of the Offer.”

Why are you making the Offer?

•        We are making the Offer pursuant to the Merger Agreement, dated as of January 10, 2021, by and among NHLD, BRF and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of NHLD, and following the consummation of the Merger, the entire equity interest in NHLD, while allowing NHLD’s stockholders an opportunity to receive the Offer Price promptly (and in any event within two business days after the Expiration Date) by tendering their Shares pursuant to the Offer.

•        If the Offer is consummated, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, BRF and NHLD will consummate the Merger as soon as practicable thereafter without any action by the stockholders of NHLD in accordance with Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), NHLD will become a wholly owned subsidiary of BRF. See Section 2 — “Purpose of the Offer; Plans for NHLD.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

•        We are offering to pay $3.25 per Share, to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction,” Section 9 — “Terms of the Offer” and Section 10 — “Acceptance for Payment and Payment for Shares.”

What does the NHLD Board recommend?

•        The NHLD Board established a special committee represented by its own independent legal counsel and its own independent financial advisor (the “Special Committee”) to review, evaluate, negotiate, recommend or not recommend the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

•        After careful consideration, the NHLD Board, acting on the recommendation of the Special Committee, has unanimously (i) approved and declared advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by NHLD of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of NHLD (other than BRF and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) resolved to take all actions necessary so that restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable laws with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

•        See “Introduction” and Section 2 — “Purpose of the Offer; Plans for NHLD” and NHLD’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to NHLD’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

•        The Offer is conditioned upon, among other things:

(a)     there being validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares (excluding any Shares tendered pursuant to guaranteed delivery procedures that were not actually “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) prior to the Expiration Date) that represent at least a majority of the Shares outstanding at the Expiration Date that are not owned by (i) BRF, its subsidiaries and the directors and executive officers of BRF (such Shares, the “BRF Shares”) and (ii) the current Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of NHLD (the persons described in clauses (i) and (ii), the “Excluded Holders”) (the “Minimum Condition”); and

(b)    the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

•        We and BRF may waive any condition, in whole or in part, other than the Minimum Condition or Termination Condition, which we and BRF may not waive without the consent of the NHLD Board (acting solely at the direction of the Special Committee). The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in Section 19 — “Offer Conditions.” If we waive a material condition to the Offer, we will promptly disclose such waiver.

Is the Offer subject to any financing condition?

•        No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

•        Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and to pay related fees and expenses is approximately $26 million. BRF, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer. BRF expects to fund such cash requirements from its available cash on hand. See Section 17 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender pursuant to the Offer?

•        No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•        the consummation of the Offer is not subject to any financing condition;

•        the Offer is being made for all Shares solely for cash;

•        if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•        we, through BRF, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger. See Section 17 — “Source and Amount of Funds” and Section 7 — “The Merger Agreement; Other Agreements.”

What percentage of Shares do you or your affiliates currently own?

•        As of January 26, 2021, another subsidiary of BRF owns an aggregate of 6,159,550 Shares, or approximately 45.2% of all outstanding Shares.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

•        No. No stockholder of NHLD has entered into an agreement requiring them to tender their Shares into the Offer or to otherwise support the Offer.

How long do I have to decide whether to tender pursuant to the Offer?

•        You will be able to tender your Shares pursuant to the Offer until 12:00 midnight, New York City time, on February 25, 2021 (one minute after 11:59 P.M., New York City time, on February 24, 2021) (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by Computershare Trust Company, N.A., a federally chartered trust company, our depositary for the Offer (the “Depositary”), within two Nasdaq Capital Market (“Nasdaq”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 9 — “Terms of the Offer” and Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

•        Yes, the Offer can be extended. Pursuant to the Merger Agreement, (i) we are required to, and BRF is required to cause us to, extend the Offer for (A) any period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, or as may be necessary to resolve any comments of the SEC or its staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9, the Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated by the Merger Agreement (the “Schedule 13E-3”) or other documents pursuant to which the Offer will be made and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any foreign or domestic competition-related law has expired or been terminated; and (ii) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied, at the request of NHLD, we will, and BRF will cause us to, extend the Offer on one or more occasions for an additional period of up to ten business days per extension. Notwithstanding the foregoing, in no event will we be required to extend the Offer beyond the then-scheduled Expiration Date for more than three consecutive additional periods not to exceed an aggregate of thirty business days, if, as of the applicable Expiration Date, all of the conditions to the Offer are satisfied or have been waived other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. If, as of the scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived, we may, in our sole discretion (and without the consent of NHLD or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such condition to be satisfied; provided, that in no event may we extend the Offer beyond the earlier of May 11, 2021 (the “End Date”) and the termination of the Merger Agreement without the prior written consent of NHLD.

•        If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 9 — “Terms of the Offer.”

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?

•        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. See Section 9 — “Terms of the Offer.”

How do I tender my Shares pursuant to the Offer?

•        To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.

•        If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an Eligible Institution (as defined below) guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

•        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), Shares may also be withdrawn after March 28, 2021, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 12 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

•        To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 12 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

•        No. Following the consummation of the Offer, we, BRF and NHLD expect to consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL, after which NHLD as the surviving corporation in the Merger (the “Surviving Corporation”) will be a wholly owned subsidiary of BRF and the Shares will no longer be publicly traded. Following the consummation of the Merger (the “Closing”), BRF intends to cause the Surviving Corporation to be delisted from Nasdaq and deregistered under the Exchange Act. See Section 3 — “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

•        Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and accepted for payment by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 7 — “The Merger Agreement; Other Agreements — The Merger Agreement”), then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of NHLD’s stockholders pursuant to Section 251(h) of the DGCL. See Section 3 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•        No. None of us, BRF or NHLD are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.

Will there be a subsequent offering period?

•        No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period. All stockholders wishing to participate in the Offer must tender their Shares pursuant to the procedures described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares” prior to the Expiration Date.

If I object to the price being offered, will I have appraisal rights?

•        Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 21 —“Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

•        Concurrently with the commencement of the Offer, NHLD is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

•        Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, BRF and NHLD will consummate the Merger as soon as practicable following the consummation of the Offer. If the Merger is consummated, then stockholders of NHLD who do not tender their Shares pursuant to the Offer will receive the same amount of cash per Share they would have received had they tendered their Shares pursuant to the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Section 262 of the DGCL. Therefore, if the Merger takes place, the only differences to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

•        Furthermore, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See Section 3 — “Certain Effects of the Offer” and Section 7 — “The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

•        The Offer Price of $3.25 per Share represents an approximate:

•        6.9% premium to the closing price per Share reported on the Nasdaq on January 8, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer;

•        137.2% premium to the closing price per Share reported on the Nasdaq on April 30, 2020, the last full trading day before BRF first announced its proposal to acquire the Shares at a price of $2.00 per Share; and

•        12.1% premium over the average closing trading prices for the Shares for the 20-day period ending on January 8, 2021.

•        On January 26, 2021, the last trading day before we commenced the Offer, the closing price of Shares reported on the Nasdaq was $3.25 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 14 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

•        If the conditions to the Offer as set forth in Section 19 — “Offer Conditions” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (and in any event within two business days after the Expiration Date) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.

•        In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal, and (iii) any other required documents for such Shares. See Section 9 — “Terms of the Offer” and Section 10 — “Acceptance for Payment and Payment for Shares.”

What will happen to my equity awards and NHLD Warrants in the Offer?

•        The Offer is being made only for Shares, and not for any equity awards of NHLD or outstanding warrants to purchase Common Stock (“NHLD Warrants”). Holders of each outstanding option to purchase Common Stock (“NHLD Options”) may participate in the Offer only if they first exercise such NHLD Options (to the extent exercisable) in accordance with the terms of NHLD’s 2013 Omnibus Incentive Plan, as amended and restated (the “NHLD Stock Plan”), and holders of outstanding NHLD Warrants may participate in the Offer only if they first exercise such NHLD Warrants (to the extent exercisable) in accordance with the terms of the agreements granting such NHLD Warrants, and, in each case, they tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement needs to be completed sufficiently in advance of the Expiration Date to assure that the holder of such outstanding NHLD Options or NHLD Warrants will have sufficient time to comply with the procedures for tendering Shares described below in Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”

•        At the Effective Time, each time-based restricted stock unit with respect to shares of Common Stock (“NHLD RSUs”) that is outstanding, whether vested or unvested, immediately prior to the Effective Time will, automatically and without action by the holder of such NHLD RSU, be cancelled and immediately converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock underlying such NHLD RSU multiplied by (ii) the Offer Price (the “NHLD RSU Consideration”). BRF will cause the Surviving Corporation to pay the NHLD RSU Consideration, less any withholding taxes, to each holder of NHLD RSUs through the payroll of the Surviving Corporation, within five business days following the Closing (provided, that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Internal Revenue Code of 1986, such payments will be made on the earliest date that payment would not trigger such tax or penalty).

•        At the Effective Time, each performance-based restricted stock unit with respect to shares of Common Stock (“NHLD PSUs”) that is outstanding, whether vested or unvested, immediately prior to the Effective Time will, automatically and without action by the holder of such NHLD PSU, be cancelled and immediately converted into the right to receive an amount in cash, without interest, equal to the product of (x) the total number of shares of NHLD Common Stock underlying such NHLD PSU multiplied by (y) the Offer Price (the “NHLD PSU Consideration”). BRF will cause the Surviving Corporation to pay the NHLD PSU Consideration, less any withholding taxes, to each holder of NHLD PSUs through the payroll of the Surviving Corporation within five business days following the Closing.

•        At the Effective Time, each NHLD Option outstanding, whether vested or unvested, immediately prior to the Effective Time will, automatically and without action on the part of the holder thereof, be cancelled and immediately converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of shares of Common Stock subject to such NHLD Option by (y) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Common Stock of such NHLD Option (the “NHLD Option Consideration”). Any NHLD Option with an exercise price greater than or equal to the Offer Price will be cancelled at the Effective Time for no consideration or payment. BRF will cause the Surviving Corporation to pay the NHLD Option Consideration, less any withholding taxes, to each holder of NHLD Options through the payroll of the Surviving Corporation within five business days following the Closing.

•        From and after the Effective Time, each holder of an outstanding NHLD Warrant will have the right to acquire and receive upon exercise of such NHLD Warrant the Offer Price in cash in lieu of the shares of Common Stock underlying such NHLD Warrant otherwise acquirable and receivable upon the exercise of such NHLD Warrant had the Merger not taken place. See Section 7 — “The Merger Agreement; Other Agreements.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

•        The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange pursuant to the Merger and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange pursuant to the Merger. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares pursuant to the Merger or exercising appraisal rights. See Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares pursuant to the Merger.

To whom should I talk if I have additional questions about the Offer?

•        You may call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834.

To the Holders of Shares of Common Stock of National Holdings Corporation:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among BRF, NHLD and us. We are offering to purchase all of the Shares that are not owned by BRF and its subsidiaries at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of B. Riley Securities, Inc., which is acting as dealer manager for the Offer (the “Dealer Manager”), the Depositary and the Information Agent incurred in connection with the Offer. See Section 22 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, BRF and NHLD will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as BRF, Purchaser and NHLD agree in writing and specify in the Certificate of Merger, at which time NHLD will become the Surviving Corporation and a wholly owned subsidiary of BRF. At the Effective Time, each Share that is not owned by BRF and its subsidiaries, NHLD, or any stockholders who properly demand appraisal in connection with the Merger (as described in Section 21—“Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. Each Share owned by BRF, NHLD or their respective subsidiaries immediately prior to the Effective Time (other than Shares tendered and accepted for payment by Purchaser in connection with the Offer), will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

Section 7 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

The NHLD Board established the Special Committee to review, evaluate, negotiate, recommend or not recommend the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

At the meeting of the Special Committee on January 10, 2021, the Special Committee unanimously recommended that the NHLD Board approve and declare advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

At the meeting of the NHLD Board on January 10, 2021, acting on the recommendation of the Special Committee, the NHLD Board unanimously (i) approved and declared advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by NHLD of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of NHLD (other than BRF and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) resolved to take all actions necessary so that restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable laws with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

A more complete description of the NHLD Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to NHLD’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Termination Condition and certain other customary conditions described in Section 19 — “Offer Conditions.”

According to NHLD, as of January 8, 2021, there were (a) 13,765,304 Shares, (b) NHLD PSUs with respect to an aggregate of 2,301,859 shares of Common Stock (based on the target number of units awarded under each grant), issued and outstanding, (c) NHLD RSUs with respect to an aggregate of 997,708 shares of Common Stock, issued and outstanding, (d) 269,200 NHLD Options issued and outstanding and (e) 5,398,907 NHLD Warrants issued and outstanding.

Assuming that (i) no shares of Common Stock were or are issued after January 8, 2021 and (ii) no options, restricted stock units or other equity-based awards denominated in Common Stock or NHLD Warrants have been granted, issued or have expired after January 8, 2021, the Minimum Condition would be satisfied if at least 3,531,011 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, BRF, we and NHLD will cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of NHLD in accordance with Section 251(h) of the DGCL. See Section 7 — “The Merger Agreement; Other Agreements — The Merger Agreement.”

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 21 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

I. SPECIAL FACTORS

1.     Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with NHLD.

As described in more detail under Section 7 — “The Merger Agreement; Other Agreements,” on November 14, 2018, Fortress Biotech, Inc. (“Fortress”), agreed to sell all of its beneficial ownership in NHLD, in the amount of 7,037,482 Shares, representing approximately 56.1% of the Shares at the time, to BRF, which on November 16, 2018, purchased 3,010,054 Shares at $3.25 per Share. Following further negotiation among Fortress, BRF and NHLD, on February 11, 2019, following receipt of approval from the Financial Industry Regulatory Authority (“FINRA”), BRF purchased an additional 3,149,496 Shares at $3.25 per Share and assigned its right to purchase the remaining 877,932 Shares to a third party. As a result, in connection with the FBIO Sale, BRF acquired, in the aggregate, 6,159,550 Shares at $3.25 per Share, which represented approximately 48.8% of the Shares as of July 31, 2018. In connection with the FBIO Sale, on November 14, 2018, BRF entered into the Standstill Agreement (as defined below). Pursuant to the Standstill Agreement, BRF had the right to appoint two board observers with the right to attend NHLD Board and committee meetings, receive all materials provided to the NHLD Board in connection with NHLD Board meetings, and contact and discuss with NHLD Board members pending actions of the NHLD Board. Pursuant to those board observer rights, BRF appointed Bryant Riley, the Co-Chief Executive Officer of BRF, as a board observer. Also pursuant to the Standstill Agreement, BRF agreed not to, among other things, acquire additional beneficial ownership in NHLD or make an acquisition proposal without the prior consent of the NHLD Board.

BRF regularly makes investments in other companies, both public and private, and actively monitors the performance, operations, strategies and prospects of such investments. Subject to any applicable agreements, BRF actively and regularly engages in discussions with management and the applicable board of directors or other governing body of these investments. In addition, BRF is a diversified financial services company with multiple operating subsidiaries, including broker-dealer subsidiaries that provide financial advisory, corporate finance, research, securities lending and sales and trading services to corporate, institutional and high-net-worth individual clients, and wealth management subsidiaries that provide wealth management and brokerage services to individuals and families, corporations and non-profit organizations, among others. As the largest stockholder of NHLD and pursuant to its board observer rights, BRF has from time to time held discussions concerning NHLD’s performance and operations with the NHLD Board and members thereof and members of management and BRF’s views and concerns regarding these matters, and has discussed with management from time to time strategic enhancements between the two companies including, among other things, the possible combination of the BRF and NHLD wealth management businesses.

Among other matters discussed with NHLD management and the NHLD Board, BRF has discussed from time to time NHLD’s cost structure and the need for further cost and operational efficiencies, including BRF’s belief that the costs to NHLD of being a public listed company outweighed the benefits to NHLD’s stockholders, particularly in light of the limited trading in the Shares.

In April 2020, BRF determined to encourage NHLD to delist from Nasdaq and cease to be a public reporting company in accordance with applicable law. In addition, BRF determined that it would be willing to provide other NHLD stockholders with a choice in this matter by making an offer to the other NHLD stockholders to purchase their Shares. On April 27, Mr. Riley called Michael Mullen, the Chief Executive Officer of NHLD, to discuss these matters, including the need for a waiver from the Standstill Agreement to allow BRF to make such a proposal. On the same day, after the call between Mr. Riley and Mr. Mullen, BRF sent to Mr. Mullen and the rest of the NHLD Board a letter seeking formal authorization from the NHLD Board to submit a proposal.

On April 28, 2020, representatives of Wilmer, Cutler, Pickering, Hale and Dorr LLP, counsel to NHLD (“WilmerHale”), discussed a limited waiver of the Standstill Agreement with representatives of Sullivan & Cromwell LLP, counsel to BRF (“S&C”).

On April 30, 2020, NHLD granted a limited waiver of the Standstill Agreement (the “Standstill Waiver”). On the same day, BRF sent a letter to the NHLD Board outlining the suggestion that NHLD delist from Nasdaq and cease being a reporting company to eliminate the costs associated therewith and, so as to allow other NHLD stockholders a choice in the matter, proposing to purchase all of the Shares not then-owned by BRF or the current management team for $2.00 per Share (the “April 30 Proposal”).

On May 1, 2020, BRF publicly disclosed on a Schedule 13D/A that NHLD had granted the Standstill Waiver and that BRF had made the April 30 Proposal.

On May 12, 2020, representatives of Skadden, Arps, Slate, Meagher and Flom LLP, counsel to the Special Committee (“Skadden”), called S&C, and discussed the terms of the April 30 Proposal, including which stockholders of NHLD would be included in the potential tender offer. The representative of S&C stated that, in the April 30 Proposal, management was excluded from the offer because BRF intended that certain members of management remain in their positions following the closing of the potential tender offer.

On May 21, 2020, the Special Committee engaged Keefe, Bruyette & Woods, Inc. (“KBW”), as the financial advisor to the Special Committee by executing an engagement letter.

On May 22, 2020, representatives of Skadden called S&C to inform them that the Special Committee had engaged a financial advisor to assist the Special Committee with its evaluation of a potential strategic transaction. KBW subsequently called Mr. Riley to inform him of the same.

On May 30, 2020, Mr. Riley called KBW and expressed his desire for a speedy process.

On June 3, 2020, representatives of Skadden called S&C and informed S&C that the Special Committee required BRF to send the Special Committee a letter containing a commitment from BRF that any transaction with BRF would be conditioned on the approval of the Special Committee and the informed, un-coerced, non-waivable approval of the majority of Shares other than BRF Shares (the “MFW Conditions”) before negotiation could start. On the same day, representatives of KBW called Mr. Riley and informed him that NHLD received another proposal for a strategic transaction. During the call with KBW, Mr. Riley stated that BRF’s objective was to cause NHLD to eliminate unnecessary costs by delisting from Nasdaq and ceasing to be a public reporting company and that BRF did not intend to sell its ownership interest in NHLD.

On June 4, 2020, BRF sent a letter with the MFW Conditions to the Special Committee.

On June 5, 2020, representatives of KBW spoke with Mr. Riley and discussed the April 30 Proposal and the June 4 letter received by the Special Committee from BRF. After the call, Mr. Riley sent certain materials to KBW laying out his views of the benefits of the proposed transaction.

On June 10, 2020, a representative of S&C called Skadden and expressed Mr. Riley’s desire for a speedy process and discussed the potential process for NHLD delisting and ceasing to be a public reporting company. On the same day, Mr. Riley sent certain materials laying out his views on the benefits of the April 30 Proposal to KBW.

On June 12, 2020, representatives of KBW spoke with Mr. Riley and discussed the status of the Special Committee’s evaluation of the April 30 Proposal.

On June 14, 2020, representatives of KBW sent questions regarding the terms, other than price, of the April 30 Proposal to Mr. Riley.

On June 16, 2020, Mr. Riley wrote an email to members of the Special Committee that, among other things, reminded the Special Committee that BRF’s primary objective was for NHLD to reduce its costs by delisting from Nasdaq and ceasing to be a public company and described the benefits to NHLD and its stockholders from those proposed actions; that the primary purpose for the proposed tender offer was to provide other NHLD stockholders with a choice in the matter and liquidity; indicated his concern that NHLD management had been granted equity compensation that, in connection with a change of control of NHLD, would be highly dilutive to NHLD stockholders; and indicated his frustration with the delay and expense of the process to date.

On June 18, 2020, Mr. Riley sent to KBW a response to questions sent by KBW on June 14, 2020.

On June 23, 2020, representatives of Skadden called S&C and asked S&C questions regarding the potential treatment of the equity securities and the equity awards held by NHLD management in connection with the potential transaction.

On June 26, 2020, Jeff Gary and Daniel Hume, members of the Special Committee, called Mr. Riley and discussed with Mr. Riley the status of the process, including the possibility that the Special Committee would deliver a counteroffer to BRF in the near term. During the call, Mr. Riley informally suggested that NHLD and BRF revive discussions regarding a potential combination of BRF’s and NHLD’s wealth management businesses in lieu of the transactions contemplated by the April 30 Proposal.

On July 1, 2020, representatives of KBW called Mr. Riley and informed Mr. Riley that the Special Committee intended to focus on negotiating the April 30 Proposal instead of his informal proposal from June 26, 2020. Mr. Riley agreed to focus only on the April 30 Proposal. Representatives of KBW, acting at the direction of the Special Committee, then delivered to Mr. Riley a counteroffer of $2.75 per Share, that would be made available to all stockholders of NHLD, other than BRF and its subsidiaries (the “First Counteroffer”). Mr. Riley stated that, while the tender offer would be extended to all stockholders of NHLD other than BRF and its subsidiaries, in order for the proposed transaction to proceed, BRF required that senior members of NHLD management agree not to tender their Shares and agree to renegotiate their outstanding equity awards in connection with the proposed transaction, which equity awards would otherwise have accelerated in full upon consummation of the potential transaction and would have been highly dilutive to NHLD stockholders. Later that day, representatives of Skadden called S&C and delivered a proposal regarding certain post-closing governance measures to protect the interests of NHLD stockholders other than BRF and its subsidiaries who might choose not to tender their Shares in the potential transaction with BRF (the “Proposed Post-Transaction Governance Measures”).

On July 2, 2020, representatives of Skadden spoke with S&C regarding the Proposed Post-Transaction Governance Measures.

On July 8, 2020, a representative of S&C called Skadden and discussed the First Counteroffer. S&C indicated that BRF was willing to consider the First Counteroffer, discussed with Skadden BRF’s comments on the Proposed Post-Transaction Governance Measures and requested that the Special Committee permit Mr. Riley to negotiate with senior members of NHLD management regarding management’s outstanding equity awards.

On July 14, 2020, representatives of Skadden called representatives of S&C and discussed the Proposed Post-Transaction Governance Measures. Following discussion, a representative of S&C indicated that BRF might agree that following the closing of its potential offer, (i) NHLD would continue to make annual audited financial statements available to all stockholders; (ii) the NHLD Board would consist of the Chief Executive Officer of NHLD, two directors designated by BRF and two directors who qualified as “independent directors” within the meaning of the listing standards of Nasdaq; (iii) any acquisition by BRF of the remaining Shares would require the approval of the independent directors and a majority of NHLD’s stockholders other than BRF and its subsidiaries; and (iv) certain transactions between NHLD and BRF would require the approval of the independent directors, in the case of each of clauses (i) through (iv) for a period of time to be agreed (clauses (i)-(iv), the “Post-Transaction Governance Measures”).

On July 15, 2020, representatives of KBW, acting at the direction of the Special Committee, called Mr. Riley, informed him that NHLD received two proposals for a potential strategic transaction, one of which was for $3.25 per Share and presented Mr. Riley with a counteroffer of $3.25 per Share (the “Second Counteroffer”). Mr. Riley responded that BRF would consider accepting the Second Counteroffer if BRF could review NHLD’s latest financial information and be satisfied with NHLD’s performance. Mr. Riley reiterated that BRF did not intend to sell its ownership interest in NHLD for $3.25 per Share or any price near that price point. Mr. Riley further stated that BRF would include the Post-Transaction Governance Measures in any revised proposal BRF sent to the Special Committee.

On July 20, 2020, KBW sent to Mr. Riley materials KBW received from NHLD Management regarding NHLD’s most recent financial performance and outstanding equity awards.

On July 23, 2020, representatives of KBW spoke with Mr. Riley, who informed KBW that, after reviewing NHLD’s latest financial information, BRF had decided to make a revised offer for $2.75 per Share, which offer would include the Post-Transaction Governance Measures. Mr. Riley stated that BRF might increase the price to $3.25 per Share if BRF and senior members of NHLD management could reach satisfactory agreement on management’s outstanding equity awards and mitigate their dilutive effect upon a change-of-control transaction.

On July 24, 2020, BRF sent a letter to the Special Committee reiterating that BRF’s objective has always been about NHLD “right sizing” its expense by delisting from Nasdaq and ceasing to be a public reporting company, and indicating its proposal to increase its offer to the other NHLD stockholders to $2.75 per Share (the “July 24 Proposal”). The July 24 Proposal provided that the proposal was conditioned, among other things, on arrangements satisfactory to BRF as to new compensation arrangements with senior members of NHLD management including mitigation of the dilution resulting from their existing equity awards. The July 24 Proposal also indicated that BRF would agree to the Post-Transaction Governance Measures for a period of two years following completion of the offer.

On July 27, 2020, BRF filed a Schedule 13D/A disclosing the July 24 Proposal.

On July 31, 2020, representatives of Skadden called representatives of S&C and discussed the negotiation that BRF wanted to have with senior members of NHLD management. On the same day, Skadden delivered to S&C the Special Committee’s authorization of the negotiation between BRF and senior members of NHLD management regarding management’s compensation, including management’s outstanding equity awards, for the sole purpose of furthering the transaction contemplated by the July 24 Proposal.

Between July 31, 2020 and August 21, 2020, Mr. Riley and senior members of NHLD management, including Mr. Mullen, discussed revisions to NHLD management’s outstanding equity awards.

On August 21, 2020, Mr. Riley wrote to KBW and stated that BRF could not come to an agreement with senior members of NHLD management with respect to NHLD management’s outstanding equity awards and that BRF planned to withdraw the July 24 Proposal. Later that day, during a call with representatives of KBW, Mr. Riley stated that BRF might pursue one of two options: first, it might seek control over 50% of the voting power of NHLD by purchasing additional Shares on the open market after the Standstill Agreement expired; or BRF would consider selling its ownership interest in NHLD for $3.25 per Share or more, because Mr. Mullen had told Mr. Riley that he was aware of potential buyers at that price. Mr. Riley stated further that he hoped the opportunity of selling the Shares for $3.25 per Share or more could also be made available to Daniel Asher.

On August 25, 2020, Mr. Riley sent an email to the representatives of KBW and asked questions regarding management’s outstanding equity awards.

On August 26, 2020, after further discussions between representatives of KBW and Mr. Riley, Mr. Riley confirmed to KBW BRF’s withdrawal of the July 24 Proposal. Later that day, Mr. Riley wrote to the Special Committee stating that BRF was withdrawing the July 24 Proposal and expressing his belief that NHLD management had been granted equity compensation that, in connection with a change of control of NHLD, would be highly dilutive to NHLD stockholders (the “August 26 Email”).

On August 27, 2020, BRF filed a Schedule 13D/A disclosing the August 26 Email.

Following BRF’s withdrawal of the July 24 Proposal, Mr. Riley and Mr. Mullen did not discuss a potential proposal involving NHLD until September 16, 2020.

On September 16, 2020, Mr. Riley spoke with Mr. Mullen in Mr. Riley’s capacity as the Co-Chief Executive Officer of a stockholder of NHLD. During the course of the call, Mr. Mullen indicated to Mr. Riley that Mr. Asher had sent a letter to the NHLD Board. Mr. Riley subsequently sent an email to a representative of WilmerHale requesting a copy of the letter. Following confirmation from Mr. Riley that such letter would be treated as a confidential board matter, the representative of WilmerHale sent the letter to Mr. Riley. Following receipt of that letter, Mr. Riley called Mr. Mullen to discuss the Asher letter. During the course of the call with Mr. Mullen, Mr. Riley stated that he realized that he had missed a portion of one of Mr. Mullen’s emails that could have resulted in an agreement regarding senior members of NHLD management’s outstanding equity awards. Mr. Riley and Mr. Mullen, while on the phone, informally outlined a potential path to agreement regarding the treatment of such equity awards. After the call with Mr. Mullen, Mr. Riley sent an email to certain members of the NHLD Board and NHLD management informing them of his discussion with Mr. Mullen and stating that he now believed that he could reach an agreement with senior NHLD management regarding NHLD management’s outstanding equity awards. Mr. Riley also called a representative of WilmerHale to explain the importance of the missed portion of the email to BRF’s willingness to pursue a transaction.

On September 18, 2020, representatives of Skadden and S&C spoke. A representative of S&C described to Skadden the discussion between Mr. Riley and Mr. Mullen on September 16, which led Mr. Riley to consider renewing the July 24 Proposal. Representatives of Skadden asked questions about the relationship between BRF and Daniel Asher and informed S&C that the Special Committee was in the process of evaluating a potential transaction with a consortium of investors that included members of NHLD management, which offered to purchase all outstanding Shares for $3.25 per Share. The representative of S&C stated that Mr. Riley desired a speedy process and might lose interest in pursuing a transaction with the lapse of time.

On September 22, 2020, representatives of Skadden called S&C and discussed a potential proposal from BRF. A representative of S&C stated that if BRF formally submitted a proposal, BRF would offer $2.75 per Share on the condition that BRF and senior members of NHLD management could agree on NHLD management’s outstanding equity awards. The representative of S&C stated further that BRF was no longer considering selling its ownership interest for $3.25 per Share or any price near that price point.

On September 24, 2020, representatives of KBW, acting at the direction of the Special Committee, called Mr. Riley and asked him to increase the price in BRF’s next proposal to be submitted to the Special Committee. Mr. Riley declined. Mr. Riley stated that, following the clarification of his misunderstanding concerning the proposal from Mr. Mullen regarding the outstanding equity awards, BRF no longer wished to sell its ownership interest and remained interested in working with senior members of NHLD management to come to mutual agreements. Mr. Riley stated that BRF would offer $2.75 per Share, same as the July 24 Proposal, or BRF was willing to wait until the Standstill Agreement expired to acquire over 50% of the voting power of NHLD.

On the same day, a representative of S&C informed Skadden that, based on S&C’s discussion with BRF, Mr. Asher was not a co-purchaser in the proposed transaction, nor had BRF made any offer to Mr. Asher to obtain support of the proposed transaction.

On September 25, 2020, a representative of S&C informed Skadden that BRF had preliminarily offered to replace one-third of the fair market value of the equity awards granted to senior NHLD management with cash payments, one-third with restricted stock of NHLD and another one third with restricted stock of BRF and that Mr. Mullen communicated to Mr. Riley that he believed such terms would be acceptable to the rest of senior NHLD management. The S&C representative confirmed that Mr. Riley agreed to have representatives of Skadden present at the next discussion between Mr. Riley and senior NHLD management.

On September 27, 2020, representatives of S&C and Skadden had further discussions to arrange the meetings between Mr. Riley and senior members of NHLD management.

On October 1, 2020, Mr. Riley and senior members of NHLD management, including Mr. Mullen, had a call and discussed the process for negotiation of senior NHLD management’s compensation with representatives of S&C, WilmerHale and Skadden in attendance. In addition, Mr. Riley outlined his preliminary proposal with respect to senior NHLD management’s outstanding equity awards as he previously outlined to Mr. Mullen. Senior members of NHLD management confirmed that they believed they could reach an agreement with Mr. Riley based on such terms. Throughout the period during which Mr. Riley and management negotiated NHLD senior management’s outstanding equity awards, Skadden regularly contacted S&C.

On November 11, 2020, BRF sent a letter to the Special Committee renewing the July 24 Proposal, including the price of $2.75 per Share and the Post-Transaction Governance Measures (the “November 11 Letter”).

On November 12, 2020, BRF filed a Schedule 13D/A disclosing the November 11 Letter.

On December 4, 2020, S&C sent a draft transaction agreement to Skadden.

On December 10, 2020, the NHLD Board held a meeting with management and representatives of WilmerHale in attendance. Mr. Riley was present pursuant to BRF’s board observer rights under the Standstill Agreement. The NHLD Board discussed NHLD’s financial performance. During the NHLD Board meeting, management informed the NHLD Board that certain funds managed by NHLD’s private shares business invested in privately-held start-up companies, including Palantir Technologies Inc. (“Palantir”) and Airbnb, Inc. (“Airbnb”), which recently went public and whose stock prices had increased significantly since the initial public offering. NHLD management informed the NHLD Board that, as a result of such investments, NHLD might receive substantial fees in connection with managing the funds (the “Palantir Fees” and the “Airbnb Fees,” respectively). In particular, management informed the NHLD Board that the Palantir Fees were expected to be significant relative to NHLD’s market capitalization and the amount of the Palantir Fees would be partially determined by Palantir’s stock price at the time when NHLD disposed of Palantir’s stock. The NHLD Board discussed a plan to enter into hedging transactions with third parties. However, because NHLD lacked the capital to be a direct counterparty to such hedging transactions, NHLD planned to enter into such hedging transactions through BRF. NHLD management further informed the NHLD Board that NHLD was also exploring the sale of the funds that held Palantir stock, likely at a discount, prior to the time that NHLD was permitted to dispose of Palantir’s stock under the securities laws in order to realize near-term liquidity.

On the same day, after the NHLD Board meeting, Mr. Riley and Mr. Mullen had a discussion regarding NHLD management’s compensation. During the discussion, Mr. Mullen requested that in the event BRF were to complete the offer, BRF would ensure that NHLD reimburse legal fees that Mr. Mullen had previously incurred (in the amount of approximately $784,000) and might incur in the future in connection with a previously-received SEC subpoena. Mr. Riley stated that he believed that Mr. Mullen was entitled to reimbursement of these expenses as an officer of NHLD and that BRF would agree to his request (the “Indemnification Agreement”).

On the same day, Mr. Riley on behalf of BRF and members of senior NHLD management began discussions of revised employment agreements for certain senior members of NHLD management and the resulting amended and restated employment agreements with the current Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of NHLD (the “New Employment Agreements”).

On January 5, 2021, at the Special Committee’s direction, representatives of KBW called Mr. Riley and delivered a counteroffer of $3.50 per Share (the “Third Counteroffer”). Mr. Riley initially responded by offering $3.15 per Share. After further discussion with KBW, Mr. Riley offered $3.25 per Share for a transaction following which NHLD would become a wholly owned subsidiary of BRF (the “Final Proposal”) and stated that such offer was “best and final.” Mr. Riley further stated that he planned to send a written proposal to the Special Committee. Skadden subsequently called S&C and discussed the potential timeline for the transaction contemplated by the Final Proposal. Following discussion, S&C and Skadden agreed that an updated written proposal could delay the proposed transaction and that the parties would work towards finalizing the proposed transaction before the stock market opened on Monday, January 11, 2021.

On January 8, 2021, S&C sent a draft of the Merger Agreement to Skadden and WilmerHale. From January 8, 2021 until the execution of the Merger Agreement, Skadden, WilmerHale and S&C negotiated the Merger Agreement, the New Employment Agreements and other legal matters in connection with the potential transaction between NHLD and BRF.

On January 10, 2021, the Special Committee held a meeting with representatives of KBW and Skadden in attendance. After discussion, the Special Committee unanimously resolved, among other things, to (i) declare the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, advisable and fair to and in the best interests of NHLD and its stockholders (other than holders of the BRF Shares) and (ii) recommend that the NHLD Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

On January 10, 2021, after the meeting of the Special Committee, the NHLD Board held a meeting with representatives of WilmerHale, KBW and Skadden in attendance. After discussion, the NHLD Board, acting at the direction of the Special Committee, unanimously resolved to (i) approve and declare advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approve the execution, delivery and performance by NHLD of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) recommend that the stockholders of NHLD (other than BRF and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) take all actions necessary so that restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable laws with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (v) agree and authorize that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer. A more complete description of the NHLD Board’s approval of the Offer and the Merger is set forth in the Schedule 14D-9 filed with the SEC and furnished to stockholders of NHLD in connection with the Offer. Concurrently with the execution of the Merger Agreement, BRF and Mr. Mullen entered into the Indemnification Agreement with respect to the discussions on December 10, 2020 in which BRF confirmed that, if the transactions contemplated by the Merger Agreement were consummated, BRF would cause the Surviving Corporation to reimburse certain expenses that Mr. Mullen had incurred as an officer of NHLD.

On January 11, 2021 NHLD and BRF issued a joint press release announcing the entry into the Merger Agreement.

In late January, upon further consideration, NHLD decided not to enter into hedging transactions regarding its Palantir investment.

On January 27, 2021, Purchaser commenced the Offer.

2.     Purpose of the Offer; Plans for NHLD.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, NHLD while allowing NHLD’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, BRF, we and NHLD have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the stockholders of NHLD in accordance with Section 251(h) of the DGCL, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement.

Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in NHLD and will no longer participate in the future growth of NHLD. If the Merger is consummated, (i) the current holders of Shares will no longer have an equity interest in NHLD and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal rights in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL, and (ii) BRF will own 100% of the equity interests in NHLD as the Surviving Corporation and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Surviving Corporation and entitlement to any increase in its value. Similarly, BRF would also bear the risk of any losses incurred in the operation of the Surviving Corporation and any decrease in the value of the Surviving Corporation.

Plans for NHLD

As promptly as practicable following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will merge with and into NHLD and, at the Effective Time, the certificate of incorporation and bylaws of NHLD in effect immediately prior to the Effective Time will become the certificate of incorporation and bylaws of the Surviving Corporation, respectively, until thereafter amended in accordance with their respective terms. From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of NHLD immediately prior to the Effective Time will remain as the officers of the Surviving Corporation.

BRF is conducting a detailed review of NHLD and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. BRF will continue to evaluate the business and operations of NHLD during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as BRF deems appropriate under the circumstances then existing. Thereafter, BRF intends to review such information as part of a comprehensive review of NHLD’s business, operations, capitalization and management with a view to optimizing development of NHLD’s business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis by BRF and, after completion of the Offer and the Merger, the reconstituted board of directors of NHLD reserves the right to change their plans and intentions at any time, as deemed appropriate.

Except as described above or elsewhere in this Offer to Purchase, neither we nor BRF has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving NHLD or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of NHLD or any of its subsidiaries, (iii) any change in the NHLD Board or management of NHLD, (iv) any material change in NHLD’s capitalization or (v) any other material change in NHLD’s corporate structure or business.

3.     Certain Effects of the Offer.

Market for Shares.    If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the conditions set forth in the Merger Agreement, we, BRF and NHLD intend to consummate the Merger as soon as practicable following the consummation of the Offer.

Net Book Value of NHLD.    According to information provided by NHLD and NHLD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 29, 2020 (the “NHLD 10-K”), NHLD’s net book value as of September 30, 2020 was $4,433,720 and NHLD had a net loss of $5,938,000 for the fiscal year ended September 30, 2020. If the Offer is completed, BRF’s interest in NHLD’s net book value and net earnings (loss) will increase to the extent of the number of Shares acquired pursuant to the Offer. If the Merger is consummated, BRF’s interests in such items will increase to 100%, and BRF and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by NHLD’s operations, and any decrease in the value of NHLD after the Merger. Accordingly, former stockholders of NHLD will not have the opportunity to participate in the earnings and growth of NHLD after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders of NHLD will not face the risk of loss generated by NHLD’s operations or any potential decline in the value of NHLD after the Merger.

Nasdaq Listing.    The Shares are currently listed on the Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the consummation of the Offer), BRF intends to cause the Surviving Corporation to delist the Shares from the Nasdaq.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. As a result, NHLD currently files periodic reports on account of the Shares. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, BRF and NHLD will consummate the Merger as soon as practicable following the consummation of the Offer, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of NHLD’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, NHLD may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) NHLD is not otherwise required to furnish or file reports under the Exchange Act.

Margin Regulations.    The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Following the Offer (and prior to the Effective Time), the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Federal Tax Consequences of the Offer and the Merger.    According to the NHLD 10-K, as of September 30, 2020, NHLD had federal and state tax net operating loss carry forwards on a separate basis of approximately $11.9 million and $7.3 million, respectively. The extent to which such net operating losses may be available to offset taxable income (if any) generated by NHLD or BRF’s U.S. consolidated tax group (which will include NHLD after the Closing), and thereby reduce the amount of taxes owed by BRF and its subsidiaries, may be limited under Section 382 of the Internal Revenue Code of 1986. Moreover, the timing and amount of these tax savings will depend on a number of factors, including the overall amount of NHLD’s net operating losses through the Closing (which has yet to be calculated), whether NHLD or BRF and its subsidiaries generates U.S. federal taxable income after the Closing (and when and in what amount) and the tax rates in effect at the time net operating losses are utilized.

4.     The Recommendation of the Board of Directors of NHLD.

At the meeting of the Special Committee on January 10, 2021, the Special Committee unanimously recommended that the NHLD Board approve and declare advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

At the meeting of the NHLD Board on January 10, 2021, acting on the recommendation of the Special Committee, the NHLD Board unanimously (i) approved and declared advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by NHLD of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of NHLD (other than BRF and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) resolved to take all actions necessary so that restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable laws with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer. A more complete description of the NHLD Board’s approval of the Offer and the Merger is set forth in the Schedule 14D-9 filed with the SEC and furnished to stockholders of NHLD in connection with the Offer.

5.     Fairness of the Offer and the Merger.

Position of BRF and Purchaser Regarding Fairness of the Offer and the Merger

The rules of the SEC require BRF and Purchaser to express their belief as to the fairness of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, to stockholders of NHLD who are unaffiliated with NHLD. BRF and Purchaser reasonably believe that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to such stockholders. BRF and Purchaser base their belief on, among other things, the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the Merger:

•        the Offer Price represents a premium of approximately 6.9% to the closing price per Share reported on the Nasdaq on January 8, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer;

•        the Offer Price represents a premium of approximately 137.2% to the closing price per Share reported on the Nasdaq on April 30, 2020, the last full trading day before BRF first announced its proposal to acquire the Shares at a price of $2.00 per Share;

•        the Offer will provide holders with liquidity at a premium, without the brokerage and costs typically associated with market sales;

•        neither the Offer nor the Merger is subject to any financing condition;

•        the Offer Price will be paid in cash. Therefore, holders of Shares will receive a certain value in the Offer and the Merger; and

•        the NHLD Board, acting on the recommendation of the Special Committee, made the NHLD Board Recommendation (as defined below), as described in the Schedule 14D-9 filed by NHLD with the SEC.

In addition, BRF and Purchaser reasonably believe that the Offer is procedurally fair to holders of Shares (other than BRF Shares), based on the following factors:

•        each holder of Shares will be able to decide voluntarily whether to tender their Shares in the Offer;

•        the consummation of the Offer is conditioned on Shares that represent at least a majority of the Shares outstanding at the Expiration Date (other than Shares owned by the Excluded Holders) being tendered in the Offer;

•        the factors considered by, and the findings of, the NHLD Board and the Special Committee with respect to the procedural fairness of the Offer and the Merger to holders of Shares (other than BRF Shares) as described in the Schedule 14D-9 filed by NHLD with the SEC;

•        the NHLD Board has unanimously recommended that holders of Shares tender their Shares to Purchaser pursuant to the Offer;

•        the NHLD Board and Special Committee each retained their own independent legal advisors in connection with the Offer and the Merger, and the Special Committee retained its own independent financial advisor in connection with the Offer and the Merger;

•        the Offer Price of $3.25 per Share and the other terms and conditions of the Merger Agreement resulted from negotiations between the Special Committee and BRF;

•        the fact that the Special Committee received an opinion (the “Fairness Opinion”) from KBW, dated January 10, 2021, that, as of the date of such opinion, the Offer Price in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares (other than the Excluded Holders) (see Item 4 — “The Solicitation or Recommendation” of the Schedule 14D-9);

•        holders of Shares will have sufficient time to make a decision whether or not to tender their Shares pursuant to the Offer because the Offer will remain open for a minimum of twenty business days;

•        if we consummate the Offer, we will acquire all remaining Shares (other than Shares owned by BRF, NHLD or their respective subsidiaries and Dissenting Shares (as defined below)) at the Offer Price pursuant to the Merger; and

•        if the Merger is consummated, holders of Dissenting Shares may seek a judicial determination of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

In addition, BRF and Purchaser considered the following factors, which they considered negative in their considerations concerning the fairness of the terms of the Offer and the Merger:

•        any stockholder of NHLD who tenders all of its Shares in the Offer or has such Shares converted into cash pursuant to the Merger would cease to participate in the future earnings or growth, if any, of NHLD or benefit from increases, if any, in the value of NHLD;

•        the sale of Shares in the Offer is generally taxable to the holders of Shares;

•        BRF’s current ownership of approximately 45.2% may deter competing offers from third parties; and

•        certain executive officers and directors of NHLD have actual or potential conflicts of interest in connection with the Offer and the Merger. See Section 6 — “Interests of Certain Persons in the Offer.”

Neither BRF nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

BRF’s and Purchaser’s consideration of the factors described above reflects their assessment of the fairness of the Offer Price to holders of Shares (other than BRF Shares). BRF and Purchaser implicitly considered the value of NHLD in a sale as a going concern by taking into account NHLD’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. BRF and Purchaser did not, however, calculate a stand-alone going concern value of NHLD because BRF and Purchaser believe that going concern value is not an appropriate method of determining the value of the Shares for purposes of the Offer and the Merger. Additionally, BRF and Purchaser did not consider the liquidation value or net book value of NHLD. The liquidation value of NHLD was not considered because NHLD is a viable going concern and BRF has no plans to liquidate NHLD. The net book value of NHLD was not considered because BRF believes that net book value is not a material indicator of NHLD’s value as a going concern because it does not take into account NHLD’s future prospects, market conditions, trends in NHLD’s industry or the business risks inherent in competing with other companies in that industry. Accordingly, BRF and Purchaser believe that neither liquidation value nor net book value is relevant to a determination as to whether the Offer is fair to holders of Shares (other than BRF Shares).

Except as discussed above in Section 1 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with NHLD,” BRF and Purchaser are not aware of any firm offers made by any person other than BRF and Purchaser during the past two years preceding the date of this Offer to Purchase for (1) the merger or consolidation of NHLD with or into another company or vice versa; (2) the sale or other transfer of all or any substantial part of the assets of NHLD; or (3) a purchase of NHLD’s securities that would enable the holder to exercise control of NHLD.

The foregoing discussion of the information and factors considered and given weight by BRF and Purchaser is not intended to be exhaustive, but includes the material factors considered by BRF and Purchaser. BRF’s and Purchaser’s views as to the fairness of the Offer to the stockholders of NHLD (other than holders of BRF Shares) should not be construed as a recommendation to any stockholder as to whether such stockholder should tender their Shares in the Offer.

6.     Interests of Certain Persons in the Offer.

The financial interests of BRF and Purchaser with respect to the Offer Price are generally adverse to the financial interests of the stockholders of NHLD being asked to tender their Shares pursuant to the Offer because BRF and Purchaser have an interest in acquiring the Shares as inexpensively as possible and the stockholders being asked to tender their Shares have an interest in selling such Shares for the highest possible price.

The stockholders of NHLD being asked to tender their Shares pursuant to the Offer should be aware that the executive officers and directors of NHLD have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest. We note that the NHLD Board, acting on the recommendation of the Special Committee (which is comprised solely of independent, disinterested directors who are unaffiliated with BRF), approved the Merger Agreement and determined that the Offer and the Merger are fair to, and in the best interests of, NHLD and its stockholders (other than holders of BRF Shares). A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under Item 3 — “Past Contacts, Transactions, Negotiations and Agreements” and Item 8 — “Additional Information” which description and information is incorporated herein by reference.

7.     The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 16 — “Certain Information Concerning Purchaser and BRF — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about BRF, us and NHLD or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about BRF, us and NHLD or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by BRF, us and NHLD were qualified and subject to important limitations agreed to by BRF, us and NHLD in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement. Subject to the satisfaction of the Minimum Condition and the Termination Condition and the satisfaction or waiver by us of the other conditions that are described in Section 19 — “Offer Conditions,” we will (and BRF will cause us to), consummate the Offer as soon as practicable after the Expiration Date, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer after the Expiration Date. The initial Expiration Date will be 12:00 midnight, New York City time, on February 25, 2021 (one minute after 11:59 P.M., New York City time, on February 24, 2021).

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 19 — “Offer Conditions.” The Offer conditions are for the sole benefit of BRF and us, and we or BRF may waive, in whole or in part, any condition to the Offer, in our or its sole discretion, provided that we and BRF may not waive the Minimum Condition or the Termination Condition without the prior written consent of the NHLD Board (acting solely at the direction of the Special Committee), or amend or modify any of the other conditions to the Offer in a manner that adversely affects NHLD stockholders generally, in each case, without the prior written consent of NHLD.

Extensions of the Offer

The Merger Agreement provides that (i) we are required to, and BRF is required to cause us to, extend the Offer for (A) any period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, or as may be necessary to resolve any comments of the SEC or its staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9, the Schedule 13E-3 or other documents pursuant to which the Offer will be made and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any foreign or domestic competition-related law has expired or been terminated; and (ii) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied, at the request of NHLD, we will, and BRF will cause us to, extend the Offer on one or more occasions for an additional period of up to ten business days per extension. Notwithstanding the foregoing, in no event will we be required to extend the Offer beyond the then-existing Expiration Date for more than three consecutive additional periods not to exceed an aggregate of thirty business days, if, as of the applicable Expiration Date, all of the conditions to the Offer are satisfied or have been waived other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. If, as of the scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived, we may, in our sole discretion (and without the consent of NHLD or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such condition to be satisfied; provided, that in no event may we extend the Offer beyond the earlier of the End Date and the termination of the Merger Agreement without the prior written consent of NHLD.

The Merger

The Merger Agreement provides that, as soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Purchaser will merge with and into NHLD, and NHLD will survive the Merger as a wholly owned subsidiary of BRF. At the Effective Time, the separate corporate existence of Purchaser will cease and NHLD will continue as the Surviving Corporation. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned by BRF, NHLD or their respective subsidiaries and (ii) Shares that are held by NHLD stockholders who are entitled to demand appraisal and who have properly exercised and perfected a demand for appraisal of such Shares in accordance with the DGCL (such Shares, “Dissenting Shares”)) will be automatically converted into the right to receive the Offer Price, in cash and without interest (the “Merger Consideration”).

The Merger will be effected pursuant to Section 251(h) of the DGCL, without a vote of the stockholders of NHLD. Accordingly, as soon as practicable after the consummation of the Offer, subject to the satisfaction of the conditions set forth in the Merger Agreement, we, BRF and NHLD have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the stockholders of NHLD.

At the Effective Time, the certificate of incorporation and bylaws of NHLD in effect immediately prior to the Effective Time will become the certificate of incorporation and bylaws of the Surviving Corporation, respectively, until thereafter amended in accordance with their respective terms. From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of NHLD immediately prior to the Effective Time will remain as the officers of the Surviving Corporation.

Pursuant to the Merger Agreement, the Depositary shall act as paying agent (in such capacity, the “Paying Agent”) for the holders of Shares outstanding as of the Effective Time (other than BRF and its subsidiaries) to receive funds to which such holders may be entitled pursuant to the Merger. Promptly after the Expiration Date, BRF will deposit with the Paying Agent cash sufficient to fund the aggregate Merger Consideration necessary for the Paying Agent to make payments in respect of the Shares (other than Shares owned by BRF, NHLD or their respective subsidiaries and Dissenting Shares) exchanged pursuant to the Merger Agreement.

Promptly after the Effective Time, BRF will send, or cause the Paying Agent to send, to each record holder of Shares as of the Effective Time (other than BRF and its subsidiaries), a letter of transmittal and instructions (which will specify that the delivery of such Shares will be effected, and the risk of loss and title will pass, only upon proper delivery or transfer of Share Certificates representing such Shares, effective affidavits of loss in lieu of Share Certificates in accordance with the applicable terms of the Merger Agreement, or account statements relating to the ownership of Book-Entry Shares to the Paying Agent) for use in effecting the surrender of Shares in exchange for the payment of the Merger Consideration to which such holder is entitled.

Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration (i) with respect to such Shares that are represented by Share Certificates, promptly upon physical surrender to the Paying Agent of such Share Certificates (or upon delivery of effective affidavits of loss in lieu of such Share Certificates as provided in the Merger Agreement), together with a duly completed and executed letter of transmittal or (ii) with respect to Book-Entry Shares, upon the receipt of an “agent’s message” by the Paying Agent.

If any portion of the aggregate Merger Consideration to be paid in respect of any Share Certificate is to be paid to a person other than the person in whose name such surrendered Share Certificate is registered, such payment will only be made if (i) either such Share Certificate is properly endorsed or is otherwise in proper form for transfer and (ii) the person requesting such payment either pays to the Paying Agent any transfer or other taxes required as a result of such payment being made to a person other than the registered holder of such Share Certificate or otherwise establishes that such tax has already been paid or is not payable. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of NHLD.

Any portion of the funds made available to the Paying Agent (the “Payment Fund”) that remains unclaimed by holders of Shares at any time following the date that is twelve months after the Effective Time will be delivered to BRF, upon demand, and any holder who has not exchanged Shares outstanding as of the Effective Time for payment of the Merger Consideration in accordance with the Merger Agreement prior to that time may, subject to abandoned property, escheat or other applicable laws, thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable in respect of such Shares.

None of BRF, Purchaser, NHLD, the Surviving Corporation, the Paying Agent or any other person will be liable to any person with respect to any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or other applicable laws. If any Share Certificate is not surrendered immediately prior to the date on which amounts from the Payment Fund would otherwise escheat to or become the property of any governmental authority, such amounts will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person.

In the event any Share Certificate has been lost, stolen or destroyed at the time such Share Certificate would otherwise be surrendered to the Paying Agent, upon the making of an affidavit of such fact by the person claim such Share Certificate to be lost, stolen or destroyed, and if reasonably required by BRF or the Paying Agent, the posting by such person of a bond, in such customary amount as BRF or the Paying Agent may direct, as indemnity against any claim that may be made against BRF or the Paying Agent with respect to such Share Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Share Certificate, the Merger Consideration to be paid in respect of the Shares previously represented by such Share Certificate.

At the Effective Time, the stock transfer books of NHLD will be closed and no transfer of Shares may be made thereafter.

The Recommendation of the Special Committee and the NHLD Board

At the meeting of the Special Committee on January 10, 2021, the Special Committee unanimously recommended that the NHLD Board approve and declare advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Special Committee Recommendation”).

At the meeting of the NHLD Board on January 10, 2021, acting on the recommendation of the Special Committee, the NHLD Board unanimously (i) approved and declared advisable, fair to and in the best interests of NHLD and its stockholders (other than BRF, its subsidiaries and the directors and executive officers of BRF) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) approved the execution, delivery and performance by NHLD of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of NHLD (other than BRF and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) resolved to take all actions necessary so that restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable laws with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer (items (i)-(v), the “NHLD Board Recommendation”).

Treatment of NHLD Equity Awards and NHLD Warrants

The Offer is made only for outstanding Shares, and not for any equity awards of NHLD or NHLD Warrants. Except as set forth below, NHLD Options and NHLD Warrants will remain exercisable in accordance with their terms. Holders of NHLD Options may participate in the Offer only if they first exercise such NHLD Options (to the extent exercisable) in accordance with the terms of the NHLD Stock Plan, and holders of outstanding NHLD Warrants may participate in the Offer only if they first exercise such NHLD Warrants (to the extent exercisable) in accordance with the terms of the agreement granting such NHLD Warrants, and in each case, they tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement needs to be completed sufficiently in advance of the Expiration Date to assure that the holder of such outstanding NHLD Options or NHLD Warrants will have sufficient time to comply with the procedures for tendering Shares described below in Section 11 — “Procedures for Accepting the Offer and Tendering Shares.”

At the Effective Time, each NHLD RSU that is outstanding, whether vested or unvested, immediately prior to the Effective Time will, automatically and without action by the holder of such NHLD RSU, be cancelled and immediately converted into the right to receive an amount in cash, without interest, equal to the NHLD RSU Consideration. BRF will cause the Surviving Corporation to pay the NHLD RSU Consideration, less any withholding taxes, to each holder of NHLD RSUs through the payroll of the Surviving Corporation within five business days following the Closing (provided, that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Internal Revenue Code of 1986, such payments will be made on the earliest date that payment would not trigger such tax or penalty).

At the Effective Time, each NHLD PSU that is outstanding, whether vested or unvested, immediately prior to the Effective Time will, automatically and without action by the holder of such NHLD PSU, be cancelled and immediately converted into the right to receive an amount in cash, without interest, equal to the NHLD PSU Consideration. BRF will cause the Surviving Corporation to pay the NHLD PSU Consideration, less any withholding taxes, to each holder of NHLD PSUs through the payroll of the Surviving Corporation within five business days following the Closing.

At the Effective Time, each NHLD Option outstanding, whether vested or unvested, immediately prior to the Effective Time will, automatically and without action on the part of the holder thereof, be cancelled and immediately converted into the right to receive an amount in cash, without interest, equal to the NHLD Option Consideration. Any NHLD Option with an exercise price greater than or equal to the Offer Price will be cancelled at the Effective Time for no consideration or payment. BRF will cause the Surviving Corporation to pay the NHLD Option Consideration, less any withholding taxes, to each holder of NHLD Options through the payroll of the Surviving Corporation within five business days following the Closing.

Representations and Warranties

The Merger Agreement contains representations and warranties of BRF, us and NHLD.

Some of the representations and warranties in the Merger Agreement made by NHLD are qualified as to “materiality” or “Material Adverse Effect” or are made as of specified dates. See also “Explanatory Note Regarding the Merger Agreement”. For purposes of the Merger Agreement, any state of facts, circumstance, condition, event, change, development, occurrence, result or effect will be deemed to have a “Material Adverse Effect” on NHLD and its subsidiaries, taken as a whole, if such state of facts, circumstance, condition, event, change, development, occurrence, result or effect, (i) has a material adverse effect on the business, assets, financial condition or results of operations of NHLD and its subsidiaries, taken as a whole, or (ii) prevents, materially impairs or materially delays NHLD from consummating the transactions contemplated by the Merger Agreement (including the Offer and the Merger) on a timely basis and in any event on or before the End Date; provided, however, that with respect to (i) only, no state of facts, circumstance, condition, event, change, development, occurrence, result or effect attributable to or resulting from any of the following will be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:

(i)     general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world;

(ii)    effects relating to the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

(iii)   conditions generally affecting the industries in which NHLD and its subsidiaries operate;

(iv)   geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

(v)    any epidemic, plague or other outbreak of illness or public health event (including the COVID-19 pandemic, any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom), hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions;

(vi)   any failure by NHLD or any of its subsidiaries to meet any internal or external projections or forecasts or any decline in the price of NHLD Common Stock or other NHLD securities (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise not be deemed to be a Material Adverse Effect in accordance with the Merger Agreement);

(vii)  the public announcement or pendency of the transactions contemplated by the Offer, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders or employees;

(viii) changes in any applicable laws or the interpretation thereof; or

(ix)   changes in generally accepted accounting principles in the United States (“GAAP”) or any other applicable accounting standards or the interpretation thereof;

except that any effect relating to or arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v), (viii) or (ix) above may constitute, and may be taken into account in determining the occurrence of, a Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on NHLD and its subsidiaries, taken as a whole, as compared generally to other participants that operate in the industries in which NHLD and its subsidiaries operate.

In the Merger Agreement, NHLD has made customary representations and warranties to BRF and us with respect to, among other things:

•        the due incorporation, valid existence, good standing and qualification to do business of NHLD and its subsidiaries;

•        the corporate authority and power of NHLD to perform its obligations under the Merger Agreement;

•        the Special Committee having made the Special Committee Recommendation;

•        the NHLD Board having made the NHLD Board Recommendation;

•        the governmental authorizations necessary in connection with NHLD’s obligations under the Merger Agreement;

•        the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents or certain agreements of NHLD and its subsidiaries or applicable laws, on the other hand;

•        NHLD’s and its subsidiaries’ capitalization;

•        NHLD’s SEC filings, financial statements and its internal controls over financial reporting;

•        the accuracy of information filed by NHLD with the SEC, distributed by NHLD to its stockholders, or supplied by NHLD for inclusion in documents required to be filed with the SEC, in each case in connection with the Offer, and the absence of untrue statements or omissions of material facts therein;

•        the absence of certain changes or events;

•        the absence of certain material undisclosed liabilities;

•        the absence of any material litigation or other legal proceedings, claims or investigations;

•        compliance with applicable laws and regulatory requirements, including possession of all governmental licenses and permits necessary to conduct its business;

•        anticorruption matters;

•        material contracts and the absence of any breaches or defaults under material contracts;

•        tax matters, including filings of material tax returns and payment of material taxes;

•        employee benefit matters, including employee benefit plans;

•        labor matters, including labor agreements, practices and disputes;

•        environmental matters, including compliance of NHLD and its subsidiaries with applicable environmental laws;

•        intellectual property matters, including the absence of infringement of rights of others;

•        broker-dealer matters, including the good standing of NHLD and its subsidiaries with applicable regulators;

•        registered investment adviser matters, including compliance with applicable laws and rules;

•        compliance with applicable sanctions laws;

•        parties entitled to financial advisory fees in connection with the transactions contemplated by the Merger Agreement;

•        the receipt by the Special Committee of the Fairness Opinion; and

•        compliance with the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) and other applicable laws with respect to certain indebtedness incurred by certain subsidiaries of NHLD pursuant to the Paycheck Protection Program (the “PPP Loans”).

In the Merger Agreement, we and BRF have made customary representations and warranties to NHLD with respect to, among other things:

•        the due incorporation, valid existence, good standing and qualification to do business of BRF and us;

•        the corporate authority and power of BRF and us to perform our obligations under the Merger Agreement;

•        the governmental authorizations necessary in connection with the obligations of BRF and us under the Merger Agreement;

•        the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and our organizational or governing documents and those of BRF, applicable laws or certain of our agreements and those of BRF, on the other hand;

•        the accuracy of information filed by BRF or us with the SEC, distributed by BRF or us to NHLD’s stockholders, or supplied by BRF or us for inclusion in documents required to be filed with the SEC, in each case in connection with this Offer, and the absence of untrue statements or omissions of material facts therein;

•        the absence of any material transaction-related litigation or other legal proceedings, claims or investigations;

•        the availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price pursuant to the Offer and the aggregate Merger Consideration; and

•        parties entitled to financial advisory fees in connection with the transactions contemplated by the Merger Agreement.

Conduct of Business of NHLD

The Merger Agreement provides that, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of BRF (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, NHLD will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent in all material respects with past practice and, to the extent consistent therewith, use its (and cause each of its subsidiaries to use their) commercially reasonable efforts to (i) preserve intact the present business organization of NHLD and its subsidiaries, (ii) keep available the services of present officers and key employees of NHLD and its subsidiaries and (iii) preserve intact the relationships of NHLD and its subsidiaries with third parties.

In addition, during the same period, except as expressly required by the Merger Agreement, as required by applicable law or certain material contracts in effect as of the date of the Merger Agreement, or otherwise with the prior written consent of BRF (which consent will not be unreasonably withheld, conditioned or delayed), NHLD will not, and will not permit any of its subsidiaries to, take certain actions (subject to certain further exceptions to the individual restrictions set forth in the Merger Agreement, including in certain circumstances exceptions relating to NHLD’s ordinary course of business consistent with past practice), including the following:

•        amend its or its subsidiaries’ certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

•        issue, sell, grant, pledge, transfer, lease, dispose of, grant any lien or otherwise enter into any contract or other agreement with respect to NHLD securities or any other capital stock of NHLD or its subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of NHLD common stock upon the settlement of NHLD RSUs or NHLD PSUs or the exercise of NHLD Options or NHLD Warrants outstanding as of the date of the Merger Agreement;

•        except as permitted in the Merger Agreement, take any action to exempt any person from, or permit any acquisition of securities of NHLD by any person not subject to, any state takeover statute or similar statute or regulation that applies to NHLD, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for the transactions contemplated by the Offer;

•        adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of NHLD or any of its subsidiaries or file a petition in bankruptcy under any applicable provisions of federal or state bankruptcy law on behalf of NHLD or any of its subsidiaries or consent to the filing of any bankruptcy petition against NHLD or any of its subsidiaries under any applicable law;

•        create any subsidiary of NHLD or any of its subsidiaries that is not directly or indirectly wholly owned by NHLD;

•        (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) NHLD’s or any of its subsidiaries’ capital stock or other securities (other than dividends to NHLD or from one of the wholly owned NHLD subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any NHLD securities or capital stock of NHLD or any of its subsidiaries, or otherwise change the capital structure of NHLD or any of its subsidiaries, other than (1) any repurchases pursuant to NHLD’s or any of its subsidiaries’ right (under written commitments in effect as of the date of the Merger Agreement) to purchase NHLD securities or capital stock of NHLD or any of its subsidiaries held by an officer or other employee, or individual who is an independent contractor, consultant or director, of or to NHLD or any of its subsidiaries, but only upon termination of such person’s employment or engagement by NHLD, (2) for purposes of effecting a net share withholding in connection with the vesting of any NHLD RSUs, NHLD PSUs, NHLD Options or NHLD Warrants in satisfaction of any required tax withholdings, (3) between NHLD and a wholly owned subsidiary of NHLD or between wholly owned NHLD subsidiaries or (4) payments to the former owners of the equity of NHLD’s subsidiaries by NHLD pursuant to acquisition agreements entered into prior to the date of the Merger Agreement;

•        make any material changes in any accounting methods, principles or practices, in each case, except as required by a change in GAAP;

•        other than in the ordinary course of business: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under or otherwise modify in any material respect any material contract or any contract that would constitute a material contract if in effect as of the date of the Merger Agreement; or (B) enter into any Contract that would constitute a material contract if in effect as of the date of the Merger Agreement;

•        make any capital expenditures other than capital expenditures that are for a commitment of no more than $250,000 in the aggregate over a period of any two fiscal years and are incurred in the ordinary course of business consistent with past practice;

•        repurchase, prepay, incur, assume or guarantee any indebtedness to any person, issue or sell any debt securities of NHLD or any of its subsidiaries or guarantee any debt securities of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) any such transactions between NHLD and one of its wholly owned subsidiaries or (B) in connection with securities lending in the ordinary course of business or capital markets transactions in the ordinary course of business and not in excess of $500,000;

•        grant or suffer to exist any liens on any properties or assets of NHLD or any of its subsidiaries that are material to NHLD or any of its subsidiaries, other than liens permitted by the Merger Agreement;

•        make any capital investment in or loan or advance to, or forgive any loan to, any other person except (A) loans, capital contributions, advances or investments between NHLD and any wholly owned subsidiary of NHLD or between wholly owned NHLD subsidiaries, (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practices and in compliance with NHLD’s policies related thereto and (C) in connection with securities lending in the ordinary course of business or capital markets transactions in the ordinary course of business and not in excess of $500,000;

•        other than in the ordinary course of business and other than with respect to intellectual property rights of NHLD and its subsidiaries, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the assets, properties or rights of NHLD or any subsidiaries of NHLD that are material to NHLD and its subsidiaries, taken as a whole;

•        purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any person (other than reorganizations solely among wholly owned subsidiaries of NHLD) or (B) any assets, real property, securities, properties, interests or businesses from any person (except for a wholly owned NHLD subsidiary);

•        enter into a new line of business or abandon or discontinue any existing line of business;

•        settle, pay, discharge or satisfy any proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not concern legal proceedings against NHLD or any of its directors or officers relating to the Merger Agreement, the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by NHLD and/or its subsidiaries of not more than $50,000 individually for any such proceeding (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, NHLD or any NHLD subsidiary and the payment of monies by NHLD and its subsidiaries that are not more than $50,000, individually (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to NHLD or any of its subsidiaries, whether before, on or after the Closing;

•        except as required by the terms of any employee benefit plan of NHLD (“NHLD Employee Plan”) in effect as of the date of the Merger Agreement, (A) increase the compensation or consulting fees, bonus opportunity, pension, welfare, fringe or other benefits, severance or termination payable by NHLD or any of its subsidiaries to current or former directors, officers, employees, consultants or independent contractors, (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any NHLD Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a NHLD Employee Plan if it were in existence as of the date of the Merger Agreement, other than amendments made to NHLD Employee Plans in the ordinary course of business that do not materially increase costs, (C) grant or amend any equity or equity-based awards, (D) hire any officer, employee, independent contractor or consultant, other than individuals with an annual base salary less than $150,000, or hire more than five officers, employees, independent contractors or consultants in the aggregate or (E) other than in the ordinary course of business consistent with past practice for NHLD Employees who are not directors or executive officers, terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant with an annual base salary more than $150,000;

•        become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•        make, rescind or change any material tax election, settle or compromise any claim relating to a material amount of taxes, waive or extend the statute of limitations in respect of a material amount of taxes, enter into any closing agreement with respect to a material amount of taxes, amend any tax return relating to a material amount of taxes or make any material change in any of the methods, principles or practices used by it for tax accounting;

•        take any action that would result in a material diminution of the net capital of a broker-dealer subsidiary of NHLD not in the ordinary course of business consistent with past practice or a failure to comply with the net capital requirements of the applicable regulator to any broker-dealer subsidiary of NHLD;

•        fail to duly and timely file all material reports and other material documents required to be filed with any applicable regulator, subject to extensions permitted by any applicable law;

•        enter into any settlement or other agreement with the SEC, the FINRA or other applicable regulators with respect to any of NHLD’s broker-dealer subsidiaries, whether or not such settlement or agreement results in a monetary obligation of such broker-dealer subsidiary;

•        enter into any material transaction or contract with any affiliate, holder of five percent or more of the Shares, or any director or executive officer of NHLD or any of its subsidiaries or enter into any other material transaction or contract with any other person that would be required to be reported by NHLD pursuant to Item 404 of Regulation S-K under the Exchange Act; or

•        authorize any of, or agree or commit to do any of the foregoing.

No Solicitation

NHLD has agreed that, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or their representatives to, directly or indirectly:

•        initiate, solicit, propose, knowingly induce or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (as defined below);

•        engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning NHLD or any of its subsidiaries to, any third party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal;

•        recommend or enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal; or

•        approve, authorize or agree to do any of the foregoing.

However, prior to the consummation of the Offer, NHLD is not prohibited from furnishing information, subject to the entry into a confidentiality agreement pursuant to the terms of the Merger Agreement, with respect to NHLD and its subsidiaries to a third party making a bona fide written Acquisition Proposal and its representatives or from participating in discussions or negotiations with the person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal if: (i) such Acquisition Proposal did not result from a breach of any provision of the foregoing paragraph; (ii) the Special Committee or the NHLD Board determines in good faith, after consultation with its respective financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), and (iii) any such non-public information so furnished has been previously provided or made available to BRF or is provided or made available to BRF promptly.

For purposes of the Merger Agreement, “Acquisition Proposal” means any indication of interest, inquiry, offer or proposal, including any amendment or modification to any existing indication of interest, inquiry, offer or proposal (other than, in each case, any indication of interest, inquiry, offer or proposal made or submitted by or on behalf of BRF, Purchaser or one or more of their subsidiaries), relating to an Acquisition Transaction.

For purposes of the Merger Agreement, “Acquisition Transaction” means, other than the transactions contemplated by the Merger Agreement, (a) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving NHLD that, if consummated, would result in any person or “group” (as defined in the Exchange Act) owning, directly or indirectly, twenty percent (20%) or more of the total voting power of or any class of equity securities of NHLD or of the surviving entity or the resulting direct or indirect parent of NHLD or such surviving entity; or (b) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (i) the acquisition or purchase of twenty percent (20%) or more of the total voting power of or any class of equity securities of NHLD, (ii) the acquisition or purchase of tangible or intangible assets of NHLD representing twenty percent (20%) or more of the consolidated total assets (including equity securities of subsidiaries) of NHLD, taken as a whole, or (iii) the sale, lease, license, transfer, lapse or abandonment of twenty percent (20%) or more of the total tangible or intangible assets of NHLD or any intellectual property embodied therein or relating thereto.

For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (provided that for this purpose the references to “twenty percent (20%)” in the definition of Acquisition Transaction are deemed to be references to “fifty percent (50%)”) that did not result from a material breach of the Merger Agreement and that the Special Committee or the NHLD Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable to the NHLD stockholders (other than the holders of BRF Shares) from a financial point of view than the transactions contemplated by the Merger Agreement.

During the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, NHLD will promptly notify BRF orally and in writing of any Acquisition Proposal received by NHLD and in connection with such notice provide to BRF the material terms and conditions of any such Acquisition Proposal (including the identity of the third party making any such Acquisition Proposal) and thereafter will (i) keep BRF reasonably informed of the status, material details and material terms of any such Acquisition Proposal (including, prior to initially furnishing any information or to commencing any discussions or negotiations with such third party, advising BRF of any determination by the Special Committee or the NHLD Board and any discussions and negotiations concerning the material terms and conditions of the Acquisition Proposal and (ii) promptly provide to BRF any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed alternative acquisition agreements and any other material agreements (or drafts thereof) and any related financing commitments.

Neither the non-solicitation provisions of the Merger Agreement, nor any other provisions of the Merger Agreement, prohibit NHLD, or the NHLD Board, directly or indirectly through any representative, from (i) taking and disclosing to the stockholders of NHLD any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the NHLD stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of NHLD that NHLD has determined in good faith (after consultation with its outside legal counsel) that it is required by applicable law.

NHLD Board’s Recommendation; Change of Recommendation

The NHLD Board has made the NHLD Board Recommendation, including the recommendation that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. The NHLD Board has also agreed to include the NHLD Board Recommendation in the Schedule 14D-9 and the Schedule 13E-3 and consented to the inclusion of the NHLD Board Recommendation in this Offer to Purchase and documents related to the Offer.

In addition, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, neither the NHLD Board nor the Special Committee may take any of the following actions (each, a “Change of Recommendation”):

•        withdraw (or modify, amend or qualify in a manner adverse to BRF or Purchaser), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to BRF or Purchaser), the Special Committee Recommendation or the NHLD Board Recommendation;

•        approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal;

•        fail to include the NHLD Board Recommendation or the Special Committee Recommendation in the Schedule 14D-9 or the Schedule 13E-3 when disseminated to the NHLD stockholders; or

•        approve, recommend, declare advisable or enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement pursuant to an Acquisition Proposal).

However, if at any time prior to the consummation of the Offer, NHLD receives a bona fide and written Acquisition Proposal made by a third party that did not result from a breach of the non-solicitation provisions of the Merger Agreement and the Special Committee or the NHLD Board determines in good faith, after consultation with its outside legal counsel and financial advisors, (i) such Acquisition Proposal constitutes a Superior Proposal, and (ii) that the failure of the NHLD Board or the Special Committee to make a Change of Recommendation, or to terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Superior Proposal would reasonably be expected to constitute a breach of the Special Committee’s or the NHLD Board’s respective fiduciary duties to the stockholders of NHLD under applicable law, then (x) the NHLD Board or the Special Committee may, at any time prior to the consummation of the Offer, make a Change of Recommendation or (y) NHLD (subject to the approval of the Special Committee) may terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Superior Proposal. The NHLD Board and/or the Special Committee may not make a Change in Recommendation pursuant to the foregoing clause (x), and NHLD may not terminate the Merger Agreement pursuant to the foregoing clause (y) unless:

•        NHLD has provided to BRF four business days’ prior written notice advising BRF that NHLD intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the third party making any such Superior Proposal) and providing BRF with a complete copy of any written request, proposal or offer, including any proposed alternative acquisition agreement, and any other documents containing the material terms of such Superior Proposal;

•        during such four business day period, if requested by BRF in good faith, NHLD will negotiate with BRF regarding changes to the terms of the Merger Agreement and any other proposals made by BRF intended by BRF to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

•        following such four business day period, the Special Committee or the NHLD Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Change in Recommendation or to terminate the Merger Agreement (subject to the approval of the Special Committee) would reasonably be expected to constitute a breach of the Special Committee’s or the NHLD Board’s respective fiduciary duties under applicable law.

Indemnification and Insurance

BRF has agreed that, after the Effective Time until the sixth anniversary of the Closing, it will, and will cause the Surviving Corporation to, indemnify and hold harmless each person who is or was, at or prior to the Effective Time, a director, officer or employee of NHLD or its subsidiaries (each, an “Indemnified Person”), in each case, when acting in such capacity, against all claims, losses, liabilities, damages, judgments, fines and fees, costs and expenses (including attorneys’ fees) arising out of or pertaining to such Indemnified Person’s service as a director, officer or employee of NHLD or its subsidiaries, or services performed by such Indemnified Person at the request of NHLD or its subsidiaries, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law. Each Indemnified Person is entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any indemnifiable claim from the Surviving Corporation, unless it is ultimately determined that such person is not entitled to indemnification.

Prior to the Effective Time, NHLD will, and, if NHLD is unable to, BRF will cause the Surviving Corporation to, purchase and maintain in effect for a period of six years after the Effective Time, pre-paid, non-cancellable directors’ and officers’ liability “tail” insurance (“D&O Tail”) covering the Indemnified Persons and with terms, conditions, retentions and limits of liability that are no less favorable than the then-existing directors’ and officers’ liability insurance policies of NHLD immediately prior to the Effective Time. Pursuant to the Merger Agreement, in no event will BRF be required to pay a premium with respect to the D&O Tail greater than 300% of the aggregate annual premium most recently paid by NHLD for the directors’ and officers’ liability insurance policies of NHLD in place prior to the date of the Merger Agreement. If NHLD or the Surviving Corporation is unable to obtain the D&O Tail pursuant to the Merger Agreement, BRF will cause the Surviving Corporation to obtain as much comparable insurance as possible for the years within such six year period for a premium equal to 300% of the aggregate annual premium most recently paid by NHLD for the directors’ and officers’ liability insurance policies of NHLD in place prior to the date of the Merger Agreement. During the term of the D&O Tail, BRF will not, and will cause the Surviving Corporation not to, take any action following the Effective Time to cancel, amend or waive any provisions of the D&O Tail that would adversely and materially affect the rights of the Indemnified Persons.

If the Surviving Corporation or any subsidiary of the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity following such consolidation or merger or (ii) transfers all or substantially all of its assets to any person, then, in each such case, BRF will make proper provisions so that the successors and assigns of the Surviving Corporation and/or its subsidiaries or any of their respective successors or assigns assumes, succeeds to and becomes bound by all of the obligations described above.

Takeover Laws

If any anti-takeover law or regulation may become, is deemed, or purports to be applicable to any of the transactions contemplated by the Merger Agreement, then each of NHLD, BRF and Purchaser, and their respective boards of directors, will use their respective reasonable best efforts to (i) take necessary action so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and (ii) otherwise act to render such anti-takeover law inapplicable to, or to minimize its effect on, the transactions contemplated by the Merger Agreement.

Employee Matters; Employee Benefits

From and after the Closing until the twelve-month anniversary thereof (or, if earlier, termination of employment), BRF will, and will cause the Surviving Corporation to, provide each employee of NHLD and its subsidiaries as of the Closing who continues to remain employed immediately following the Closing (“Continuing Employees”) (i) with base salary or base wage, and target short-term cash bonus opportunities (excluding temporary reductions relating to the COVID-19 pandemic and including within short-term opportunities commissions and annual bonus) that are no less favorable in the aggregate than those provided by NHLD and its subsidiaries to each such Continuing Employee prior to the Closing and (ii) pension and welfare benefits that are substantially comparable in the aggregate to the pension and welfare benefits that are generally made available to similarly situated employees of BRF and its subsidiaries.

BRF will use commercially reasonable efforts to cause service rendered by Continuing Employees prior to the Closing to be taken into account for all purposes including participation, coverage, vesting and level of benefits under all employee benefit plans, programs, policies and arrangements (but excluding benefit accrual under any defined benefit plan, equity-based benefits and non-qualified deferred compensation benefits) of BRF and its affiliates (including the Surviving Corporation) applicable to such Continuing Employees from and after the Closing, to the same extent as such service was taken into account under corresponding plans of NHLD and its subsidiaries for such purposes (but without duplication of benefits). Without limiting the foregoing, BRF will use commercially reasonable efforts to provide that Continuing Employees will not be subject to any pre-existing condition or limitation under any health or welfare plan of BRF or its affiliates (including the Surviving Corporation) for any condition for which such employee would have been entitled to coverage under the corresponding plan of NHLD or subsidiary of NHLD, as applicable, in which such employee participated immediately prior to the Closing. BRF will use commercially reasonable efforts to cause Continuing Employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing.

Prior to the Closing, if requested by BRF, NHLD will cause NHLD’s 401(k) Plan (the “NHLD 401(k) Plan”) to be terminated effective immediately prior to the Closing. In the event that BRF requests that the NHLD 401(k) Plan be terminated, NHLD will provide BRF with evidence that the NHLD 401(k) Plan has been terminated (the form and substance of which will be subject to review and approval by BRF) not later than the day immediately preceding the Closing.

NHLD will consult with BRF prior to initiating written or oral communications to the directors, officers or employees of NHLD or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement and consider in good faith BRF’s comments to NHLD’s communications plan.

Prior to the consummation of the Offer, to the extent required, the compensation committee of NHLD’s Board will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of NHLD to be approved by the compensation committee of NHLD’s Board in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Investment Adviser Matters

At least thirty days prior to the Effective Time, NHLD will cause each of its registered investment adviser subsidiaries to deliver a written notice to each of NHLD’s investment advisory clients requesting consent to the assignment or deemed assignment of the advisory contracts between such subsidiary and such clients in connection with the transactions contemplated by the Merger Agreement. Such written notice will also inform each such advisory client that consent in respect of such assignment will be deemed granted if such client does not object to the written notice or terminate the applicable advisory contract within the period specified in the written notice.

PPP Loan Matters

From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, NHLD and its subsidiaries will use commercially reasonable efforts to cause the PPP Loans to be forgiven in accordance with the CARES Act and other applicable laws. Additionally, prior to the consummation of the Offer, NHLD will deposit funds (contributed by BRF) equal to the outstanding balance of the PPP Loans in an interest-bearing account controlled by the PPP Loan lender. Such escrowed funds will be returned to BRF if the PPP Loans are forgiven in accordance with the CARES Act. If any portion of the PPP Loans are not forgiven, any outstanding balances owed to the PPP Loan lender would be paid back by using the escrowed funds.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to securityholder litigation, public announcements and access to information, matters with respect to Section 16 of the Exchange Act, delisting of the Shares from Nasdaq and the deregistration of NHLD with the SEC, and the approval of the Merger.

Conditions to the Merger

Our obligations and the obligations of BRF and NHLD to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:

•        we will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn; and

•        no governmental authority having jurisdiction over any party to the Merger Agreement will have issued any order, injunction, judgment, or decree or applicable law, and no other legal restraint, injunction or prohibition will be in effect that makes the consummation of the Merger illegal or otherwise prohibited.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•        by mutual written agreement of each of NHLD (as authorized by the Special Committee) and BRF;

•        by either BRF or NHLD (as authorized by the Special Committee) if:

•        a governmental authority of competent jurisdiction has issued any order or other applicable law, in each case, which has become final and non-appealable and which permanently makes illegal, restrains, enjoins or otherwise prohibits or prevents the consummation of the Offer or the Merger (provided, that this termination right will not be available to a party if the issuance of such final and non-appealable order or applicable law is principally caused by the material breach by such party of any covenant or obligation of such party set forth in the Merger Agreement);

•        the Merger has not been consummated on or before the End Date (provided, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement is the principal cause of, or results in, the failure of the Merger to be consummated at such time) (the “End Date Termination Right”);

•        by BRF if:

•        a Change of Recommendation has occurred;

•        NHLD has breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of any of the Representations & Warranties Conditions or the Covenant Condition (see Section 19 — “Offer Conditions”); and (B) is incapable of being cured by the End Date, or if capable of being cured by the End Date, has not been cured by NHLD within, thirty days after written notice has been given by BRF to NHLD of such breach or failure to perform (provided that BRF or we are not in material breach of any covenant or obligation in the Merger Agreement) (the “NHLD Breach Termination Right”);

•        by NHLD (as authorized by the Special Committee) if:

•        the NHLD Board or the Special Committee has determined that an Acquisition Proposal constitutes a Superior Proposal; (x) NHLD has complied with the obligations applicable to a Change of Recommendation (as described above); (y) NHLD pays to BRF the Termination Fee (as defined below) prior to or concurrently with such termination; and (z) substantially concurrently with such termination, NHLD enters into a definitive agreement in respect of such Superior Proposal (a “Superior Proposal Termination”);

•        BRF has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would have a Material Adverse Effect with respect to BRF and (B) is incapable of being cured by the End Date, or if capable of being cured by the End Date, has not been cured by BRF within thirty days after written notice has been given by NHLD to BRF of such breach or failure to perform (provided that NHLD is not in material breach of any covenant or obligation of NHLD the Merger Agreement); or

•        we fail to consummate the Offer within two business days following the Expiration Date (provided that NHLD may not terminate the Merger Agreement if the failure to consummate the Offer is principally caused by the material breach by NHLD of any covenant or obligation of NHLD under the Merger Agreement).

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party (or any representative of such party) to the other party thereto, provided that (i) none of the parties thereto will be relieved of any damages or liability arising from any fraud or willful and material breach by such party of any provision of the Merger Agreement, (ii) upon certain events NHLD may be required to pay the Termination Fee to BRF as further described below and (iii) the parties thereto will, in all events, remain bound by and continue to be subject to the confidentiality agreement, effective as of November 14, 2018, between BRF and NHLD (the “Confidentiality Agreement”) and certain designated provisions of the Merger Agreement that survive termination, including the effect of termination, expenses and termination fee and other miscellaneous provisions.

Termination Fees

A termination fee equal to the dollar value of 3.25% of the equity value of Shares that are not BRF Shares based on the Offer Price (the “Termination Fee”) will be payable if the Merger Agreement is terminated under one of the following circumstances:

(i)     by NHLD pursuant to a Superior Proposal Termination;

(ii)    by BRF pursuant due to a Change of Recommendation;

(iii)   by BRF or NHLD pursuant to the End Date Termination Right (provided, that in the case of an End Date Termination by NHLD, the Termination Fee will only be payable if at the applicable time BRF would not be prohibited from effecting an End Date Termination due to BRF’s material breach of the Merger Agreement having been a principal cause of, or resulted in, the failure of the Offer to be consummated by the End Date), if (1) prior to such termination a bona fide Acquisition Proposal is publicly made or otherwise becomes publicly known and not publicly withdrawn prior to such termination, and (2) within twelve months after the date of such termination, NHLD enters into an agreement providing for an Acquisition Transaction or an Acquisition Transaction is consummated (provided, that for purposes of determining whether the Termination Fee will be payable in this circumstance, all references to “twenty percent (20%)” in the definition of Acquisition Transaction will be deemed to be references to “fifty percent (50%)”); or

(iv)   by BRF pursuant to the NHLD Breach Termination Right, if (1) prior to such termination a bona fide Acquisition Proposal is publicly made or otherwise becomes publicly known and not publicly withdrawn prior to such termination, and (2) within twelve months after the date of such termination, NHLD enters into an agreement providing for an Acquisition Transaction or an Acquisition Transaction is consummated (provided, that for purposes of determining whether the Termination Fee will be payable in this circumstance, all references to “twenty percent (20%)” in the definition of Acquisition Transaction will be deemed to be references to “fifty percent (50%)”).

NHLD will pay, or cause to be paid, to BRF any Termination Fee as follows: (1) in the case of paragraph (i) above, prior to or concurrently with such termination; (2) in the case of paragraph (ii) above, promptly but in no event later than two business days following such termination; and (3) in the case of paragraph (iii) or (iv) above, concurrently with the consummation of any such Acquisition Transaction.

Specific Performance

We, BRF and NHLD are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which we and they are entitled under the terms of the Merger Agreement, at law or in equity.

Fees and Expenses

Except as provided in this Section 7 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees,” all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Standstill Agreement

On November 14, 2018, BRF and FBIO Acquisition, Inc. (“FBIO Acquisition”), a subsidiary of Fortress, entered into a stock purchase agreement pursuant to which FBIO Acquisition agreed to sell FBIO Acquisition’s majority stake in NHLD to a wholly owned subsidiary of BRF (the “FBIO Sale”). Pursuant to the terms of the stock purchase agreement, BRF agreed to purchase 7,037,482 shares of Common Stock from FBIO Acquisition, representing approximately 56.1% of NHLD’s outstanding Common Stock and Fortress’ entire economic interest in NHLD. An aggregate of 3,010,054 shares of Common Stock were purchased on November 16, 2018 at a price of $3.25 per share of Common Stock. After approval from FINRA was received on February 4, 2019, BRF purchased an additional 3,149,496 shares of Common Stock on February 11, 2019 and assigned its right to purchase the remaining 877,932 shares of Common Stock to a third party.

In connection with the FBIO Sale, NHLD entered into an agreement with BRF (the “Standstill Agreement”), pursuant to which BRF agreed to certain customary standstill provisions, effective as of the date of the Standstill Agreement through December 31, 2021 (the “Standstill Period”), prohibiting BRF and any of its affiliates or associates, directly or indirectly, from, among other things: (i) acquiring, agreeing to acquire or otherwise seeking to acquire any beneficial interest in NHLD’s share capital or any of NHLD’s material assets other than (x) in connection with the FBIO Sale and (y) pursuant to BRF’s pro rata participation rights described in the Standstill Agreement; (ii) making a takeover bid, tender offer or exchange offer for all or any part of NHLD’s share capital; (iii) announcing, or taking any action which would require the announcement of, any proposals by BRF for any business combination or any other similar transaction involving the securities of NHLD or NHLD’s material assets or businesses; (iv) soliciting proxies with respect to any securities of NHLD or otherwise influencing any shareholders of NHLD for any action or transaction; (v) requesting that the NHLD Board expand or reduce the number of directors or the number of NHLD Board designees nominated or otherwise designated by BRF; (vi) taking any other action that would constitute a “business combination” for purposes of Section 203 of the DGCL (other than any transactions covered by Section 203(c)(3)(v) of the DGCL that are in the ordinary course of NHLD’s business operations); (vii) making any public announcement with respect to any of the foregoing, except as, and solely to the extent, legally required or compelled (and provided that the reason for any such required announcement is not the result of any action taken by BRF) or (viii) contesting the validity of the standstill terms of the Standstill Agreement or initiating or participating in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions of such standstill terms.

Pursuant to the Standstill Agreement, NHLD granted BRF the right to appoint two BRF representatives to attend meetings of the NHLD Board and any committee thereof in a non-voting observer capacity. The Standstill Agreement provides that if BRF’s beneficial ownership of Common Stock falls below 24%, BRF may only designate one board observer, and if BRF’s beneficial ownership of Common Stock falls below 5%, BRF’s right to designate board observers terminates.

The Standstill Agreement permits BRF to participate pro rata in any bona fide Common Stock equity offering by NHLD (including the offering of any securities convertible into Common Stock) if the offering price of the shares of Common Stock in such offering is equal to or less than $3.25 per share, as adjusted for stock splits, stock dividends, stock combinations and similar events, subject to certain exceptions. This participation right will end upon the earlier of (x) the end of the Standstill Period and (y) a change in control of NHLD (as defined in the Standstill Agreement). The Standstill Agreement also contains non-solicitation terms that prohibit either NHLD or BRF, or any of their respective affiliates, associates and related parties, from hiring any executive officer or member of senior management of the other party during the Standstill Period, subject to certain exceptions.

In connection with the execution of the Standstill Agreement, the NHLD Board waived the application of Section 203 of the DGCL to BRF with respect to the FBIO Sale.

Termination Agreement

Concurrently with the execution of the Merger Agreement, BRF and NHLD entered into the Termination Agreement, pursuant to which (i) NHLD agreed to waive certain standstill provisions contained in the Standstill Agreement for the sole and limited purposes of allowing BRF and NHLD to enter into the Merger Agreement and BRF and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) BRF and NHLD agreed to terminate the Standstill Agreement effective as of the Closing.

Indemnification Agreement

Concurrently with the execution of the Merger Agreement, BRF and Mr. Mullen entered into the Indemnification Agreement pursuant to which BRF agreed, subject to the consummation of the Offer and Merger, to cause the Surviving Corporation to (1) advance to Mr. Mullen approximately $784,000 in legal expenses that Mr. Mullen had incurred in his capacity as an officer of NHLD, and (2) advance and indemnify Mr. Mullen for any additional legal expenses incurred in his capacity as an officer of NHLD pursuant to Section 5.10 of the Merger Agreement.

Other Arrangements

From time to time, in the ordinary course of their respective broker-dealer businesses, B. Riley Securities, Inc. and NSC (as defined below) have participated as underwriters in the same offering of securities by certain issuers and have entered into customary arrangements with respect thereto, including master agreements among underwriters and similar agreements.

8.     Rule 13E-3.

BRF and certain of its affiliates beneficially own approximately 45.2% of all outstanding Shares, and accordingly, BRF and Purchaser may be deemed affiliates of NHLD. Because BRF and Purchaser may be deemed affiliates of NHLD, the transactions contemplated by the Merger Agreement constitute a “going private transaction” under Rule 13E-3 of the Exchange Act. Rule 13E-3 of the Exchange Act requires, among other things, that certain financial information concerning NHLD and certain information relating to the fairness of the Offer and the Merger and the consideration offered to unaffiliated stockholders of NHLD in connection therewith be filed with the SEC and disclosed to such unaffiliated stockholders. BRF and Purchaser have provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14D-3 and 13E-3 under the Exchange Act.

II. THE TENDER OFFER

9.     Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 12 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition, the Termination Condition and the satisfaction or waiver by us and BRF of the other customary conditions described in Section 19 — “Offer Conditions.”

We and BRF expressly reserve the right from time to time to waive any of the conditions described in Section 19 — “Offer Conditions” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that neither we nor BRF will, without the prior written consent of NHLD, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) directly or indirectly amend, modify, supplement or waive the Minimum Condition, the Termination Condition or the Non-Contravention Condition (as defined below), (iv) impose additional conditions or requirements to the Offer or add to or directly or indirectly amend, modify or supplement any condition to the Offer, (v) directly or indirectly amend or modify any of the conditions to the Offer in any individual case in a manner that adversely affects holders of Shares generally (other than BRF and its subsidiaries) or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or impair the ability of BRF or us to consummate the Offer or (vi) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement. If we waive a material condition to the Offer, we will promptly disclose such waiver.

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, BRF and NHLD will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer. The Merger will be governed by Section 251(h) of the DGCL, and accordingly, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the Closing.

The Merger Agreement separately provides that (i) we are required to, and BRF is required to cause us to, extend the Offer for (A) any period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, or as may be necessary to resolve any comments of the SEC or its staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9, the Schedule 13E-3 or other documents pursuant to which the Offer will be made and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any foreign or domestic competition-related law has expired or been terminated; and (ii) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied, at the request of NHLD, we will, and BRF will cause us to, extend the Offer on one or more occasions for an additional period of up to ten business days per extension. Notwithstanding the foregoing, in no event will we be required to extend the Offer beyond the then-scheduled Expiration Date for more than three consecutive additional periods not to exceed an aggregate of thirty business days, if, as of the applicable Expiration Date, all of the conditions to the Offer are satisfied or have been waived other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. If, as of the scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived, we may, in our sole discretion (and without the consent of NHLD or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such condition to be satisfied; provided, that in no event may we extend the Offer beyond the earlier of the End Date and the termination of the Merger Agreement without the prior written consent of NHLD.

For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time; provided, however, that, in the case of determining a date when any payment is due, a day on which commercial banks in the County of New York, New York are authorized or required by applicable law to be closed will not be a “business day”.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the time we accept for payment Shares tendered in the Offer or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 12 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

NHLD has provided us with NHLD’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on NHLD’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

10.     Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), following the Expiration Date, we will promptly accept for payment and promptly (and in any event within two business days after the Expiration Date) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•        for Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form (“Book-Entry Shares”), confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 11 — “Procedures for Accepting the Offer and Tendering Shares;”

•        a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•        any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their tendered Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 12 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 11 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to BRF or one or more direct or indirect wholly owned subsidiaries of BRF the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

11.     Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.    No alternative, conditional or contingent tenders will be accepted. In order for an NHLD stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•        for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

•        for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or

•        for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

•        the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 11, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•        Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificate and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•        such tender is made by or through an Eligible Institution;

•        a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•        the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within two Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that at the time we accept such Shares for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of NHLD stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the time we accept such Shares for payment, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of NHLD’s stockholders.

NHLD Options and NHLD Warrants.    The Offer is made only for outstanding Shares and is not made for any NHLD Options or NHLD Warrants. See Section 7 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of NHLD Equity Awards and NHLD Warrants” for a description of the treatment of the NHLD Options and NHLD Warrants.

Backup Withholding.    To prevent U.S. federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 11) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or an applicable IRS Form W-8 or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

12.     Withdrawal Rights.

Except as otherwise provided in this Section 12, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Exchange Act, Shares may also be withdrawn after March 28, 2021, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 12 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

13.     Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This summary does not apply to any right to purchase capital stock of NHLD and does not apply to holders who receive cash pursuant to the exercise of appraisal rights. This summary applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”) or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders.    For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•        a citizen or resident of the United States;

•        a domestic corporation;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.

Non-United States Holders.    For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States person for U.S. federal income tax purposes.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

•        the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that such holder maintains in the United States;

•        the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•        NHLD is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

NHLD has not been, is not and does not anticipate becoming a United States real property holding corporation before the date of sale for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.    Payments made to a non-corporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 11 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN (or other applicable form) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN.

14.     Price Range of Shares; Dividends.

According to the NHLD 10-K, the Shares are listed and principally traded on the Nasdaq under the symbol “NHLD.”

The following table sets forth, for the periods indicated, the high and low sales prices per Share on the Nasdaq as reported on the Nasdaq in published financial sources and NHLD’s prior filings with the SEC:

	High	Low
Fiscal Year Ended September 30, 2019:
First Quarter	$3.49	$2.53
Second Quarter	$3.70	$2.70
Third Quarter	$3.43	$2.62
Fourth Quarter	$2.87	$2.17

Fiscal Year Ended September 30, 2020:
First Quarter	$2.86	$2.30
Second Quarter	$3.06	$1.12
Third Quarter	$2.49	$1.30
Fourth Quarter	$2.68	$1.90

According to NHLD, as of January 8, 2021, there were (a) 13,765,304 Shares, (b) NHLD PSUs with respect to an aggregate of 2,301,859 shares of Common Stock (based on the target number of units awarded under each grant) issued and outstanding, (c) NHLD RSUs with respect to an aggregate of 997,708 shares of Common Stock issued and outstanding, (d) 269,200 NHLD Options issued and outstanding and (e) 5,398,907 NHLD Warrants issued and outstanding.

The Offer Price of $3.25 per Share represents an approximate:

•        6.9% premium to the closing price per Share reported on the Nasdaq on January 8, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer;

•        137.2% premium to the closing price per Share reported on the Nasdaq on April 30, 2020, the last full trading day before BRF first announced its proposal to acquire the Shares at a price of $2.00 per Share; and

•        12.1% premium over the average closing trading prices for the Shares for the 20-day period ending on January 8, 2021.

On January 26, 2021, the last trading day before we commenced the Offer, the closing price of Shares reported on the Nasdaq was $3.25, per Share.

We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

NHLD has not declared or paid cash dividends with respect to the Shares within the past three fiscal years. Under the terms of the Merger Agreement, NHLD is not permitted to declare or pay any dividend in respect of the Shares without BRF’s prior written consent. See Section 7 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of NHLD.”

15.     Certain Information Concerning NHLD.

Except as otherwise set forth in this Offer to Purchase, the information concerning NHLD contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, BRF, the Dealer Manager or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by NHLD to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, BRF, the Dealer Manager and the Information Agent.

General.    NHLD was incorporated on September 27, 1996, and is a Delaware corporation. The principal executive offices of NHLD are located at 200 Vesey Street, 25th Floor New York, NY 10281 and the telephone number is (212) 417-8000.

NHLD is a full-service investment banking and asset management firm that operates through its wholly-owned subsidiaries which principally provide financial services. Through NHLD’s broker-dealer and investment advisory subsidiaries, NHLD (1) offers full service retail brokerage services to individual, corporate and institutional clients, (2) provides investment banking, merger and acquisition and advisory services to high-growth micro-, small- and mid-cap companies and (3) trades securities, including making markets in micro- and small-cap stock listed on Nasdaq and other exchanges.

NHLD’s broker-dealer subsidiaries include National Securities Corporation, a Washington corporation (“NSC”) and Winslow, Evans & Crocker, Inc. (“WEC”). NSC conducts a national securities brokerage business through its main offices in New York City, New York and Boca Raton, Florida. NSC is an introducing broker and clears all transactions through clearing organizations on a fully disclosed basis. WEC is a Boston-based, full service investment firm established in 1991. NSC and WEC are registered with the SEC and are members of the FINRA, the Municipal Securities Rulemaking Board and the Securities Investor Protection Corporation.

NHLD’s wholly-owned subsidiary, National Asset Management, Inc., is a federally-registered investment advisor providing asset management advisory services to retail clients for a fee based upon a percentage of assets managed.

NHLD’s wholly-owned subsidiaries, National Insurance Corporation, a Washington corporation, and Prime Financial Services, a Delaware corporation, provide fixed insurance products to their clients, including life insurance, disability insurance, long-term care insurance and fixed annuities.

NHLD’s wholly-owned subsidiary, National Tax and Financial Services, Inc., formerly Gilman Ciocia, Inc., a Delaware corporation, provides tax preparation services to individuals, predominantly in the middle- and upper-income tax brackets and accounting services to small and midsize companies.

NHLD’s wholly-owned subsidiary, GC Capital Corporation, a Delaware corporation, provides licensed mortgage brokerage services in New York and Florida.

NHLD’s wholly-owned subsidiary, Winslow, Evans & Crocker Insurance Agency, Inc., provides fixed insurance products to its clients, and NHLD’s wholly-owned subsidiary, Winslow Financial, Inc., is an SEC-registered investment advisor.

NHLD’s wholly-owned subsidiary, United Advisors, LLC, is a New York-based, advisor and wealth management firm. NHLD’s wholly-owned subsidiary, United Advisor Services, LLC, is an SEC-registered investment advisor, and NHLD’s wholly-owned subsidiary, Financial Services International Corporation, is a FINRA registered broker-dealer.

Financial Information.    The audited financial statements of NHLD as of and for the years ended September 30, 2020 and September 30, 2019 are incorporated herein by reference to the consolidated financial statements of NHLD as included as Item 8 to the NHLD Form 10-K. The unaudited consolidated financial statements of NHLD for the nine months ended June 30, 2020 and June 30, 2019 are incorporated herein by reference to Item 1 of Part I of NHLD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on August 13, 2020 (the “NHLD 10-Q”).

Summary Financial Information.

The summary consolidated financial data for the years ended September 30, 2020 and 2019 and nine month periods ended June 30, 2020 and June 30, 2019 that follow are extracted from, and should be read in conjunction with, the consolidated financial statements and notes contained in the NHLD 10-K and the NHLD 10-Q. More comprehensive financial information is included in such reports (including NHLD management’s discussion and analysis of financial conditions and results of operations), and other documents filed by NHLD with the SEC, and the following is qualified in its entirety by reference to such reports and other documents and all financial information and notes contained therein. Copies of the NHLD 10-K and NHLD 10-Q may be examined or obtained from the SEC in the manner described below.

NHLD — Consolidated Financial Data

	Nine months ended June 30,		Year Ended September 30,
	2020	2019	2020	2019
Consolidated statements of operations (unaudited):
Revenue	$167,441,000	$155,583,000	$229,875,000	$212,941,000
Operating Expenses	173,635,000	156,950,000	238,391,000	210,841,000
Income before Other Income (Expense) and Income Taxes	(6,194,000)	(1,367,000)	(8,516,000)	2,100,000
Net Income (Loss)	(4,354,000)	(697,000)	(6,214,000)	1,841,000
Net Income (Loss) attributable to National Holdings Corporation common shareholders	(4,078,000)	(1,596,000)	(5,938,000)	(819,000)
Net income (loss) per share attributable to National Holdings Corporation common shareholders – Basic	(0.31)	(0.13)	(0.44)	(0.06)
Net income (loss) per share attributable to National Holdings Corporation common shareholders – Diluted	(0.31)	(0.13)	(0.44)	(0.06)
Weighted average number of shares outstanding – Basic	13,349,669	12,751,712	13,414,009	12,821,581
Weighted average number of shares outstanding – Diluted	13,349,669	12,751,712	13,414,009	12,821,581
	June 30,		September 30,
	2020	2019	2020	2019
Consolidated statements of financial condition (unaudited)
Cash	$30,594,000	$25,331,000	$27,327,000	$30,443,000
Total assets	106,174,000	70,476,000	107,237,000	81,207,000
Total liabilities	58,424,000	21,210,000	60,602,000	29,608,000
Common stock	271,000	261,000	273,000	263,000
Additional paid-in capital	92,336,000	89,662,000	93,079,000	90,354,000
Accumulated deficit	(44,857,000)	(41,556,000)	(46,717,000)	(40,779,000)
Non-controlling interest	—	899,000	—	1,761,000
Total stockholders’ equity	47,750,000	49,266,000	46,635,000	51,599,000
September 30, 2020
Total stockholders’ equity	46,635,000
Shares outstanding	13,639,622
Book value per share as of September 30, 2020	3.42

Available Information.    NHLD files annual, quarterly and current reports, proxy statements and other information with the SEC. NHLD’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. NHLD maintains a website at https://www.yournational.com/national-holdings. These website addresses are not intended to function as hyperlinks, and the information contained on NHLD’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

16.     Certain Information Concerning Purchaser and BRF.

Purchaser.    We are a Delaware corporation and a wholly owned subsidiary of BRF. Our principal executive offices are located at 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025. Our business telephone number is (310) 966-1444.

BRF.    BRF is a Delaware corporation. The business address of BRF is 11100 Santa Monica Blvd., Suite 800 Los Angeles, California. The business telephone number for BRF is (310) 966-1444. BRF and its subsidiaries provide investment banking and financial services to corporate, institutional and high net worth clients, and asset disposition, valuation and appraisal and capital advisory services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional services firms throughout the United States, Australia, Canada, and Europe and consumer Internet access and cloud communication services through its wholly-owned subsidiaries United Online, Inc. and magicJack VocalTec Ltd.

Additional Information.    Certain information concerning the directors and executive officers of BRF is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase.

NHC Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of BRF (“NHC”), may be deemed to be the beneficial owner of an aggregate of 6,159,550 Shares as of January 26, 2021, or approximately 45.2% of all outstanding Shares. The principal executive offices of NHC are located at 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025.

Except as set forth elsewhere in this Offer to Purchase (including Section 1 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with NHLD”, Section 7 — “The Merger Agreement; Other Agreements,” Annex A and Annex B): (i) neither we nor BRF nor, to our knowledge or the knowledge of BRF after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of NHLD, (ii) neither we nor BRF nor, to our knowledge or the knowledge of BRF after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of NHLD during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor BRF nor, to our knowledge or the knowledge of BRF after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of NHLD, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and BRF, its subsidiaries or, to our knowledge or the knowledge of BRF after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and NHLD or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, BRF, our or its subsidiaries or, to our knowledge or the knowledge of BRF after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and NHLD or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, BRF or any of our or its respective executive officers, directors or affiliates, on the one hand, and NHLD or any of its executive officers, directors or affiliates, on the other hand, and (vii) during the past five years, neither we nor BRF nor, to our knowledge or the knowledge of BRF after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we and BRF have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or

BRF with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BRF maintains a website at https://brileyfin.com. These website addresses are not intended to function as hyperlinks, and the information contained on BRF’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

17.     Source and Amount of Funds.

We estimate that we will need approximately $36.5 million to consummate the Offer and the Merger and to pay related fees and expenses. BRF, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to purchase any remaining Shares in the Merger. BRF expects to fund such cash requirements from its available cash on hand.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all Shares outstanding as of the Effective Time that are not owned by BRF, NHLD and their respective subsidiaries in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and (iv) in light of BRF’s financial capacity in relation to the amount of consideration payable in the Offer and the Merger and as described above, we, through BRF, will have sufficient funds immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn and to provide funding for the Merger.

18.     Dividends and Distributions.

As described in Section 7 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of NHLD,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of BRF (which consent will not be unreasonably withheld, conditioned or delayed), NHLD will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividend or other distribution with respect to the outstanding Shares.

19.     Offer Conditions.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, or may delay acceptance or payment for, any validly tendered Shares pursuant to the Offer if, at the Expiration Date:

•        the Minimum Condition has not been satisfied;

•        the condition that no order of a governmental authority having jurisdiction over any party or applicable law or other legal restraint, injunction or prohibition will be in effect which (i) makes consummation of the Offer or the Merger illegal or otherwise prohibited or (ii) requires any sale, divestiture, license or other disposition of any assets, properties or businesses has not been satisfied (provided that in the event of an order, applicable law or other legal restraint, injunction or prohibition referred to in this clause (ii) of this bullet that is principally caused by the material breach of us or BRF of any of our covenants or obligations set forth in the Merger Agreement, the condition described in this clause (ii) will not apply) (the “Non-Contravention Condition”);

•        any effect that has had or would reasonably be expected to have a Material Adverse Effect has occurred since the date of the Merger Agreement (the “MAE Condition”);

•        any of the following conditions have not been satisfied (all section references in this paragraph are references to sections of the Merger Agreement): (i) the representation and warranty of NHLD set forth in Section 3.11(c) (regarding the absence of certain changes) were true and correct as of the date of the Merger Agreement, (ii) each of the representations and warranties of NHLD set forth in Section 3.01 (regarding the due incorporation and valid existence of NHLD), Section 3.02 (relating to the full force and effectiveness of, and the lack of violations under, the organizational or governing documents of NHLD) and Section 3.03 (regarding NHLD’s corporate authority and power to perform its obligations under the Merger Agreement and the Termination Agreement, and the effectiveness of the Board Recommendation and the Special Committee Recommendation) were true and correct in all material respects as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of NHLD set forth in Section 3.06(a) (regarding authorized capital stock, outstanding shares of capital stock and equity awards and capital stock reserved for issuance) were true and correct except for de minimis inaccuracies as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of NHLD set forth in the Merger Agreement were true and correct as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Material Adverse Effect (collectively, the “Representations & Warranties Conditions”);

•        the Termination Agreement is not in full force and effect or NHLD has taken steps to terminate the Termination Agreement;

•        the condition providing that NHLD will have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Closing has not been satisfied (the “Covenant Condition”);

•        BRF has not received a certificate of NHLD, signed by an officer of NHLD, dated as of the Expiration Date, that the condition to the effect that the MAE Condition, Representations & Warranties Conditions and the Covenant Condition have been duly satisfied;

•        the Termination Condition has not been satisfied; or

•        the approval of FINRA with respect to our indirect ownership of NHLD’s broker-dealer subsidiaries, if required, has not been obtained.

The foregoing conditions are for the sole benefit of us and BRF and, except for the Minimum Condition and the Termination Condition (each of which may only be waived with the prior written consent of the NHLD Board, solely at the direction of the Special Committee), may be waived by us or BRF in whole or in part at any time and from time to time and in the sole discretion of us or BRF, subject in each case to the terms of the Merger Agreement and any applicable law. The foregoing conditions are in addition to, and not a limitation of, the rights and obligations of BRF and us with respect to extending, terminating and/or modifying the Offer pursuant to the terms and conditions of the Merger Agreement or any applicable law. The failure by us, BRF or any other affiliate of BRF at any time to exercise any of the foregoing rights will not be a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be a waiver with respect to any other facts and circumstances and each such right will be an ongoing right that may be asserted at any time and from time to time.

20.     Adjustments to Prevent Dilution.

In the event that, notwithstanding NHLD’s covenant to the contrary (See Section 7 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of NHLD”), between the date of the Merger Agreement and the Effective Time, NHLD changes the number of outstanding Shares by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price will be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

21.     Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 21, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 21, based on our and BRF’s review of publicly available filings by NHLD with the SEC and other information regarding NHLD, we are not aware of any governmental license or regulatory permit that appears to be material to NHLD’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, any such approval or other action, if needed, may not be obtained or may not be obtained without substantial conditions, and failure to obtain any such approvals or take any such other actions might result in adverse consequences to NHLD’s business, or might result in a requirement to dispose of certain parts of NHLD’s business, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 19 — “Offer Conditions.”

Litigation

As of the date of this Offer to Purchase, BRF and Purchaser are not aware of any pending legal proceeding relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

State Takeover Statutes

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and BRF because the NHLD Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 19 — “Offer Conditions.”

Antitrust Compliance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the related rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC do not apply to the acquisition of Shares in the Offer and the Merger because the transaction consideration falls below the reportable threshold.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the

DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•        Prior to the consummation of the Offer, which is the first date on which Purchaser irrevocably accepts for purchase the Shares tendered pursuant to the Offer, deliver to NHLD a written demand for appraisal of Shares held, which demand must reasonably inform NHLD of the identity of the stockholder and that the stockholder is demanding appraisal;

•        not tender their Shares in the Offer; and

•        continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is set forth in Annex C attached to this Offer to Purchase. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Each stockholder of NHLD should review the full text of Section 262 of the DGCL and is urged to consult, his, her or its legal advisor before electing or attempting to exercise such rights.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Stockholder Approval Not Required

Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company, together with its affiliates, owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that NHLD will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of NHLD. Following the consummation of the Offer and subject to the satisfaction of the conditions set forth in the Merger Agreement, we, BRF and NHLD will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of stockholders of NHLD in accordance with Section 251(h) of the DGCL.

22.     Fees and Expenses.

We have retained the Dealer Manager, the Depositary and the Information Agent in connection with the Offer. Each of the Dealer Manager, the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.

As part of the services included in such retention, the Dealer Manager and the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither we nor BRF will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The following is an estimate of fees and expenses to be incurred by BRF and us in connection with the Offer and the Merger. NHLD will not pay any of the fees and expenses to be incurred by BRF and us.

SEC filing fee	$3,867
Depositary costs	$42,000
Information agent fees	$15,000
Legal fees and expenses	$1,000,000
Printing and related fees	$10,700
Total	$1,071,506

23.     Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and BRF have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, (i) NHLD is filing with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the NHLD Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and NHLD may file amendments thereto and (ii) we, BRF and NHLD are jointly filing a Transaction Statement on Schedule 13E-3 with the SEC pursuant to Rule 13e-3 under the Exchange Act, as the consummation of the Offer may qualify as a “going private” transaction under Rule 13e-3 under the Exchange Act. The Schedule TO, the Schedule 14D-9 and the Schedule 13E-3, including their respective exhibits, and any amendments to any of the foregoing, may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

B. Riley Principal Merger Corp. III

January 27, 2021

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF BRF

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the directors and executive officers of BRF. The business address of each director and executive officer of BRF is 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025. The business telephone number of each director and executive officer is (310) 966-1444. Each director and executive officer of BRF is a citizen of the United States of America.

During the past five years, to our knowledge or the knowledge of BRF after reasonable inquiry, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF BRF

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Bryant R. Riley

Chairman of BRF (June 2014 — present);

Co-Chief Executive Officer of BRF (July 2018 — present);

Director of BRF (August 2009 — present);

Chief Executive Officer of BRF (June 2014 — July 2018);

Director of Select Interior Concepts, Inc., an installer and U.S. distributor of interior building products with market positions in residential interior design services, located at 400 Galleria Parkway, Suite 1760, Atlanta, Georgia 30339 (November 2019 — present);

Director of Babcock & Wilcox Enterprises, Inc., a technology-based provider of advanced steam production from fossil and renewable sources for power generation and other industrial and municipal applications, located at 1200 East Market Street, Suite 650, Akron, Ohio 44305 (April 2019 — September 2020);

Director of Sonim Technologies, Inc., a U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, located at 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746 (October 2017 — March 2019); and

Director of Franchise Group, Inc. (fka Liberty Tax, Inc.), a provider of tax preparation services in the U.S. and Canada, located at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (September 2018 — March 2020).

Thomas J. Kelleher

Co-Chief Executive Officer of BRF (July 2018 — present);

Director of BRF (October 2015 — present);

President of BRF (August 2014 — July 2018); and

Director of Standard Diversified Inc., a diversified holding company located at 767 5th Avenue, 12th Floor, New York, New York (October 2015 — June 2017).

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Robert L. Antin

Director of BRF (June 2017 — present);

Co-founder of VCA Inc., a national animal healthcare company that provides veterinary services, diagnostic testing and various medical technology products and related services to the veterinary market, located at 12401 West Olympic Boulevard, Los Angeles, California 90064 (1997 — September 2017);

Chief Executive Officer and President of VCA Inc. (1986 — September 2017);

Chairman of the Board of VCA, Inc. (1986 — September 2017); and

Director of Rexford Industrial Realty, Inc., a REIT focused on owning, operating and acquiring industrial properties in Southern California infill markets, located at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025 (July 2013 — present).

Robert D’Agostino

Director of BRF (October 2015 — present); and

President of Q-mation, Inc., a leading supplier of software solutions targeted at increasing operational efficiencies and asset performance in manufacturing companies (1999 — present).

Randall E. Paulson

Director of BRF (June 18, 2020 — present);

Special Advisor to Odyssey Investment Partners, LLC (2019 — present); and

Managing Principal of Odyssey Investment Partners, LLC, a private equity firm located at 21659 Oxnard Street, Suite 1650, Woodland Hills, California 91367 (2005 — 2019).

Michael J. Sheldon

Director of BRF (July 2017 — present); and

CEO of Deutsch North America, one of the most awarded creative agencies in the United States, located at 330 W 34th Street, New York, New York 10001 (January 2015 — December 2019).

Mimi K. Walters	Director of BRF (July 2019 — present); and U.S. Representative for California’s 45th Congressional District (2015 to 2019).
Mikel Williams

Director of BRF (October 2015 — present);

Chief Executive Officer and director of Targus International LLC, a privately held, leading global supplier of carrying cases and accessories for the mobile lifestyle (February 2016 — present); and

Chief Executive Officer and a director of JPS Industries, Inc., a composite materials manufacturer, (2013 — 2015).

EXECUTIVE OFFICERS OF BRF

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Kenneth Young

President of BRF (July 2018 — present);

Director of BRF (May 2015 — October 2016);

Chief Executive Officer of B. Riley Principal Investments, LLC, a wholly owned subsidiary of BRF (October 2016 — present);

Chief Executive Officer of Babcock & Wilcox Enterprises, Inc., a technology-based provider of advanced steam production from fossil and renewable sources for power generation and other industrial and municipal applications, located at 1200 East Market Street, Suite 650, Akron, Ohio 44305 (November 2018 — present);

Director of Orion Energy Systems, Inc., a provider of state-of-the-art LED lighting, wireless Internet of Thins enabled control solutions, project engineering, design energy project management and maintenance services, located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220 (2017 — present);

Director of Sonim Technologies, Inc., a U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, located at 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746 (2018 — present);

Director of Standard Diversified Inc., a diversified holding company located at 767 5th Avenue, 12th Floor, New York, New York (2015 — 2017);

Director of bebe stores, inc., a designer, developer and producer of contemporary women’s apparel, located at 400 Valley Drive, Brisbane, California 94005 (January 2018 — April 2019);

Director of Globalstar, Inc., a provider of Mobile Satellite Services, including voice and data communications services, located at 1351 Holiday Square Blvd., Covington, Louisiana 70433 (November 2015 — December 2018); and

Director of Franchise Group, Inc. (fka Liberty Tax, Inc.), a provider of tax preparation services in the U.S. and Canada, located at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (2018 –2020).

Phillip J. Ahn	Chief Financial Officer and Chief Operating Officer of BRF (April 2013 — present).
Alan N. Forman	Executive Vice President, General Counsel and Secretary of BRF (May 2015 — present).
Howard E. Weitzman	Senior Vice President and Chief Accounting Officer of BRF (December 2009 — present).
Andrew Moore	Chief Executive Officer, B. Riley Securities, Inc., a wholly owned subsidiary of BRF (July 2018 — present); and President of B. Riley Securities, Inc., a wholly owned subsidiary of BRF (2016 — 2018).

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PURCHASER

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of our directors and executive officers. The business address of each such director and executive officer is 11100 Santa Monica Blvd., Suite 800 Los Angeles, California 90025. The business telephone number of each director and executive officer is (310) 966-1444. Each of our directors and executive officers is a citizen of the United States of America.

During the past five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF PURCHASER

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Bryant R. Riley

Chairman of BRF (June 2014 — present);

Co-Chief Executive Officer of BRF (July 2018 — present);

Director of BRF (August 2009 — present);

Chief Executive Officer of BRF (June 2014 — July 2018);

Director of Select Interior Concepts, Inc., an installer and U.S. distributor of interior building products with market positions in residential interior design services, located at 400 Galleria Parkway, Suite 1760, Atlanta, Georgia 30339 (November 2019 — present);

Director of Babcock & Wilcox Enterprises, Inc., a technology-based provider of advanced steam production from fossil and renewable sources for power generation and other industrial and municipal applications, located at 1200 East Market Street, Suite 650, Akron, Ohio 44305 (April 2019 — September 2020);

Director of Sonim Technologies, Inc., a U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, located at 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746 (October 2017 — March 2019); and

Director of Franchise Group, Inc. (fka Liberty Tax, Inc.), a provider of tax preparation services in the U.S. and Canada, located at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (September 2018 — March 2020).

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Daniel Shribman

Chief Investment Officer of BRF (September 2019 — present);

President of B. Riley Principal Investments, LLC, a wholly owned subsidiary of BRF (September 2018 — present);

Director of Alta Equipment Group, Inc., the owner and operator of one of the largest integrated equipment dealership platforms in the U.S., located at 13211 Merriman Road, Livonia, Michigan 48150 (February 2020 — present);

Director of EOS Energy Enterprises, Inc., a designer and manufacturer of reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry, located at 3920 Park Avenue, Edison, New Jersey 08820 (November 2020 — present); and

Portfolio Manager at Anchorage Capital Group, L.L.C., a special situation asset manager (2010 — 2018).

EXECUTIVE OFFICERS OF PURCHASER

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Bryant R. Riley

Chairman of BRF (June 2014 — present);

Co-Chief Executive Officer of BRF (July 2018 — present);

Director of BRF (August 2009 — present);

Chief Executive Officer of BRF (June 2014 — July 2018);

Director of Select Interior Concepts, Inc., an installer and U.S. distributor of interior building products with market positions in residential interior design services, located at 400 Galleria Parkway, Suite 1760, Atlanta, Georgia 30339 (November 2019 — present);

Director of Babcock & Wilcox Enterprises, Inc., a technology-based provider of advanced steam production from fossil and renewable sources for power generation and other industrial and municipal applications, located at 1200 East Market Street, Suite 650, Akron, Ohio 44305 (April 2019 — September 2020);

Director of Sonim Technologies, Inc., a U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, located at 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746 (October 2017 — March 2019); and

Director of Franchise Group, Inc. (fka Liberty Tax, Inc.), a provider of tax preparation services in the U.S. and Canada, located at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (September 2018 — March 2020).

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Daniel Shribman

Chief Investment Officer of BRF (September 2019 — present);

President of B. Riley Principal Investments, LLC, a wholly owned subsidiary of BRF (September 2018 — present);

Director of Alta Equipment Group, Inc., the owner and operator of one of the largest integrated equipment dealership platforms in the U.S., located at 13211 Merriman Road, Livonia, Michigan 48150 (February 2020 — present);

Director of EOS Energy Enterprises, Inc., a designer and manufacturer of reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry, located at 3920 Park Avenue, Edison, New Jersey 08820 (November 2020 — present); and

Portfolio Manager at Anchorage Capital Group, L.L.C., a special situation asset manager (2010 — 2018).

ANNEX C

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE
SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH
BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES
REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A
STOCKHOLDER OF NHLD OR SUCH STOCKHOLDER’S BROKER, DEALER,
COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE
DEPOSITARY AS FOLLOWS:

If delivering by mail: By 5:00 P.M. New York City time on the Expiration Date Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011

If delivering by courier:

By 5:00 P.M. New York City time on the Expiration Date

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

150 Royall Street, Suite V

Canton, Massachusetts 02021

Other Information:

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials, including the Schedule 14D-9, may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833